Exhibit 2.1

From:

Genesis Growth Tech Acquisition Corp.

a Cayman Islands exempted company

Bahnhofstrasse 3

Hergiswil Nidwalden, Switzerland 6052

(the “Absorbed Company”)

To:

Biolog-ID

46-48 Avenue du Général Leclerc

92100 Boulogne-Billancourt

(the “Absorbing Company”)

To the attention of Mr Troy Hilsenroth,

Chief Executive Officer

Dated August 22, 2022

STRICTLY PRIVATE AND CONFIDENTIAL

Memorandum of understanding related to the contemplated Merger of the Absorbing Company and the Absorbed Company

Dear Sir,

Following our letter of intent dated August 22, 2022 and our subsequent discussions in relation to the contemplated merger of (a) the Absorbed Company, and (b) the Absorbing Company, as surviving entity (the “Merger”), we are pleased to submit the following irrevocable and binding commitment (the “Option”) for the completion of the Merger upon, and subject to, the terms and conditions set forth in the business combination agreement in relation to the Merger attached as Appendix 1 hereto (the “BCA”).

Capitalised terms used in this Option letter (the “Option Letter”) shall, unless otherwise defined herein, have the meaning ascribed to them in the BCA.

The parties to this Option Letter acknowledge that before the Absorbing Company is in a position to take any decision relating to the completion of the contemplated Merger, the social and economic committee (comité social et économique) of the Absorbing Company (the “Social and Economic Committee”) must be informed and consulted in connection with the contemplated Merger (the “Consultation Process”).

1.	Option

1.1	Subject to (i) the sending by the Absorbing Company, on or prior to the Expiry Date (as defined below), of a notice to the Absorbed Company (the “Exercise Notice”) and (ii) and the settlement agreement attached as Appendix 3 (the “Settlement Agreement”) hereto having been entered into by the Absorbing Company and Mr. Mongrenier, the Absorbed Company hereby irrevocably undertakes to:

(a)	execute the BCA; and

(b)	complete all actions and operations required under the terms and conditions set forth in the BCA, in each case in accordance with the terms of this Option Letter and subject to the terms of the BCA.

1.2	The Absorbed Company acknowledges that nothing contained in this Option Letter shall constitute an undertaking by the Absorbing Company:

(a)	to exercise the Option; or

(b)	to complete the Merger.

2.	Exercise Of The Option

2.1	The Option may be exercised by the Absorbing Company, as soon as the Consultation Process is completed or deemed completed, within the period starting on the date of this Option Letter and ending on the earlier of (the “Expiry Date”):

(a)	the date which is five (5) Business Days after the Consultation Process has been completed (or deemed to be completed) in accordance with paragraph 3 below; and

(b)	the date which is four (4) months from the date of this Option Letter;

it being specified and agreed that the Absorbed Company and the Absorbing Company may mutually agree in writing to postpone the Expiry Date to a later day and/or time.

2.2	To exercise the Option, the Exercise Notice shall be sent by the Absorbing Company to the Absorbed Company no later than 6pm (Paris time) on the Expiry Date and shall specify the date (being, unless otherwise agreed between the parties, two (2) Business Days from the Exercise Notice) at which the BCA shall be executed by the parties in accordance with the form of Exercise Notice attached as Appendix 2 of this Option Letter.

2.3	If the Exercise Notice has not been sent on or prior to the Expiry Date, the Option will automatically terminate as of the Expiry Date and the Absorbed Company shall be released from its obligations under the Option save as otherwise provided in this Option Letter, without any liability whatsoever save in case of prior breach of the terms and provisions of this Option Letter, but without prejudice to paragraph 8 which shall continue to apply.

2.4	In case of exercise of the Option, and subject to the sending of the Exercise Notice by the Absorbing Company in accordance with this paragraph 2, the Absorbing Company and, subject to the entry into of the Settlement Agreement, the Absorbed Company each hereby undertake to execute the BCA.

2.5	The Absorbing Company acknowledges that the Option may not be revoked, withdrawn or otherwise varied upon in any matter until the Expiry Date without the prior written consent of the Absorbed Company.

2.6	The Absorbing Company and the Absorbed Company hereby agree that the completion of the Merger is subject only to the decision of the Absorbing Company to exercise the Option.

3.	Consultation Process

3.1	The Absorbing Company shall procure that the Consultation Process be initiated as soon as reasonably practicable, including through the following actions:

(a)	ensure that a meeting of the Social and Economic Committee is convened as soon as practicable after the date hereof and in any event no later than three (3) Business Days after the date hereof;

(b)	use its reasonable best efforts, to pursue diligently and comply with all relevant obligations in respect of the Consultation Process with a view to obtaining an opinion (whether favourable or not) from the Social and Economic Committee in relation to the Merger in accordance with applicable Laws as soon as possible following the date on which the Consultation Process has been initiated.

3.2	The Absorbing Company shall:

(a)	provide, with sufficient prior notice, to the extent legally and practically feasible, the Absorbed Company with drafts of all material documents or written information relating to the Consultation Process prior to providing such material documents and written information to the Social and Economic Committee, and, subject to any such comments being provided to the Absorbing Company in a timely manner so as not to require any undue delay to the Consultation Process, to take into account the Absorbed Company’s reasonable written comments in relation thereto; and

(b)	keep the Absorbed Company regularly informed in a timely manner of the progress of the Consultation Process and of the status of any issue arising therefrom.

3.3	For the purpose of this Option Letter, the Consultation Process shall be completed or deemed completed upon the earlier of:

(a)	the date on which the opinion (either positive or negative) of the Social and Economic Committee shall have been issued with respect to the Merger in accordance with the French code du travail, as documented by duly signed minutes of the meetings (or an excerpt thereof) during which such opinion has been issued; and/or

(b)	failing an express opinion from the Social and Economic Committee, the date on which the Absorbing Company has determined in good faith that the Social and Economic Committee will be deemed to have rendered a final opinion following the expiration of the statutory time period provided under article R. 2312-6 of the French code du travail (or the expiration of such longer time period as may be ordered by the competent court in accordance with article L. 2312-15 of the French code du travail).

3.4	The Absorbing Company undertakes to, as soon as reasonably practicable, provide the Absorbed Company with a copy of the final opinion delivered by the Social and Economic Committee or, if the Social and Economic Committee has not issued an opinion, all reasonable elements evidencing that the Consultation Process is deemed to have been duly completed.

3.5	The Absorbed Company undertakes to co-operate with the Absorbing Company with respect to the Consultation Process, including by:

(a)	providing the Absorbing Company with any document or information that the Social and Economic Committee would reasonably request and that would be necessary for purpose of conducting the Consultation Process, including in relation to the Absorbed Company and its organisation, and that could reasonably be disclosed by the Absorbed Company (regarding, notably, their confidential nature and/or their commercially sensitive nature);

(b)	assisting the Absorbing Company for the preparation of the answers to be given to questions raised by the Social and Economic Committee; and

(c)	where and when reasonably requested by the Absorbing Company with sufficient notice, attend any meeting of the Social and Economic Committee with the relevant employees and employee representatives (including by way of videoconferences).

3.6	The parties will consult with each other and consider in good faith any issues and proposals in relation to the Merger that may be raised as part of the Consultation Process, provided however that neither the Absorbed Company nor the Absorbing Company shall be obliged to agree to any modification hereto or to the BCA or the transactions contemplated thereby.

4.	Foreign Investment Clearance

4.1	Following execution of this Option Letter, the Absorbed Company shall make such notifications and filings as required under Section 6 (Conditions to consummation of the Transactions contemplated by this Agreement) of the BCA as promptly as reasonably practicable.

4.2	The Absorbed Company shall (and to the fullest extent permitted under applicable Laws) prepare a draft request for approval to be filed with the relevant Authorities with respect to the Merger and file with a view to obtain the Foreign Investment Clearance, as soon as reasonably practicable after the date hereof, and supply promptly any additional information and documentary material that may be requested by the relevant Authorities.

4.3	The Absorbing Company agrees to fully cooperate with the Absorbed Company, upon its request, by providing to the Absorbed Company and its advisers, in a timely manner, such assistance as is reasonably necessary for the Absorbed Company to make the relevant filings and obtain the Foreign Investment Clearance.

5.	EXCLUSIVITY UNDERTAKING

5.1	As from the date hereof and until the earlier of (i) the execution date of the BCA and (ii) 6 months from the hereof, the Absorbing Company shall not, directly or indirectly, through their directors, officers, employees and advisers:

(a)	pursue, initiate or solicit any discussion with third parties relating to, or enter into any contract, agreement or legally binding arrangement or understanding (including any non-binding indication of interest, letter of intent or similar document) for, the disposal and/or transfer of any sort (including by means of any merger, spin-off, contribution, business combination, recapitalization or any similar transaction) of the shares of the Absorbing Company and/or debt-type security and/or any financial instrument giving access at present or in the future to the Absorbing Company’s capital, or relating to or for the disposal of any material part of the assets of the Absorbing Company other than the BCA, the Ancillary Documents, the Convertible Bonds (as defined in the BCA) or any of the transactions contemplated thereby (an “Alternative Transaction”);

(b)	solicit or encourage other offers or expressions of interest relating to the transfer (including through a merger or a contribution) of the shares of the Absorbing Company and/or debt-type security and/or any financial instrument giving access at present or in the future to the Absorbing Company’s capital, or relating to the disposal of any material part of the assets of the Absorbing Company;

(c)	provide or consent to provide any non-public information with respect to the Absorbing Company to any third party except in the ordinary course of business unrelated to any actual or potential Alternative Transaction; and/or

(d)	otherwise cooperate in any way with respect to any Alternative Transaction with a third party which is not the Absorbed Company (or any entity designated by the Absorbed Company).

6.	Compensation

6.1	The Absorbing Company undertakes to, in consideration of the commitments made by the Absorbed Company hereunder and the time and efforts invested in pursuing the Merger, in the event that the Absorbing Company does not exercise the Option provided for herein before the Expiry Date and/or in the event that the Settlement Agreement is not entered into, to compensate the Absorbed Company, upon first request, for all reasonable external advisors and counsels costs and expenses incurred by the Absorbed Company or any of its affiliates in connection with the contemplated Merger (including, without limitation, in connection with the consideration, evaluation, negotiation and/or execution of any or all documentation relating thereto), for their amount set forth in, and upon presentation of, supporting invoices or similar documents, in a maximum amount of USD2,000,000 (the “Compensation”).

6.2	Notwithstanding anything to the contrary in this Option Letter, the Absorbing Company and Absorbed Company acknowledge and agree that (i) the Compensation shall be the full and final payment by the Absorbing Company if the obligation to pay the Compensation arises under this paragraph 6, without any right for the Absorbed Company to request any specific performance or any compensation for damages suffered by the Absorbed Company, and (ii) the obligation to pay the Compensation may arise in the absence of breach by the Absorbing Company of its obligations under this Option Letter, and that the provisions set out in this paragraph 6 are no more extensive than is reasonably necessary to protect the legitimate interests of the Absorbed Company. As such, the Compensation must therefore be regarded as a deposit (indemnité d’immobilisation) under French law.

7.	Duration and termination

7.1	Without prejudice to the undertakings set forth in paragraph 8 which shall continue to apply, this Option Letter shall enter into force on the date of its signature by the Absorbed Company and the Absorbing Company and shall automatically, with immediate effect terminate:

(a)	if the Option has been exercised by the Absorbing Company and the Settlement Agreement has been entered into, on the date on which the BCA is entered into by all parties thereto, and

(b)	if the Option has not been exercised and/or the Settlement Agreement has not been entered into, the date which falls immediately after the Expiry Date (unless extended in writing by the Absorbed Company and the Absorbing Company).

7.2	This Option Letter may also be terminated by mutual written agreement between the Absorbed Company and the Absorbing Company.

7.3	Nothing in this paragraph 7 shall be deemed to release any signatory of this Option Letter from any liability for any breach by such signatory of the terms and provisions of this Option Letter.

8.	Reference To The Provisions Of The BCA

Sections 5.3(a) (Confidentiality), 5.4(a) (Public Announcements), 8.4 (Notices) and 8.11 (Counterparts and Electronic Signature) of the BCA shall be deemed incorporated and applicable to this agreement, mutatis mutandis, as if such provisions were set out herein.

9.	Governing Law and Jurisdiction

This Option Letter, and all claims or causes of action based upon, arising out of, or related to this Option Letter, shall be governed by and construed in accordance with the laws of France.

***

The Absorbed Company:

Genesis Growth Tech Acquisition Corp.

By:	/s/ Eyal Perez
Name:	Eyal Perez
Title:	Chief Executive Officer

The Absorbing Company:

Biolog-ID S.A.

By:	/s/ Troy Hilsenroth
Name:	Troy Hilsenroth
Title:	Chief Executive Officer

Appendix 1

BCA

Final Form

BUSINESS COMBINATION AGREEMENT

BY AND BETWEEN

BIOLOG-ID S.A.

AND

GENESIS GROWTH TECH ACQUISITION CORP.

DATED AS OF [    ], 2022

App I-i

App I-ii

EXHIBITS

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Lockup Agreement
Exhibit C	Form of Transaction Support Agreement
Exhibit D	Form of Agreement of Merger
Exhibit E	Form of SPAC Warrant Amendment
Exhibit F	Form of Surviving Entity Articles
Exhibit G	Form of Incentive Equity Plan
Exhibit H	Form of Sponsor Letter Agreement

App I-iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of [    ], 2022, is made by and between Biolog-ID, a French société anonyme registered with the French Registry of commerce and companies under number 481 216 430 R.C.S. Nanterre (the “Company”) and Genesis Growth Tech Acquisition Corp., a Cayman Islands exempted company (“SPAC”). The Company and SPAC shall be referred to herein from time to time individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company on March 17, 2021 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, pursuant to the SPAC Governing Document, SPAC is required to provide an opportunity for its shareholders to have their outstanding SPAC Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the SPAC Shareholder Approval;

WHEREAS, as of the date of this Agreement, Genesis Growth Tech LLC, a Cayman Islands limited liability company (the “Sponsor”), owns 5,850,625 SPAC Class B Shares;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, SPAC and the Company are entering into the sponsor letter agreement substantially in the form attached hereto as Exhibit H (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor has agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Transactions), (b) vote in favor of the SPAC Warrant Proposal, and (c) waive, subject to, conditioned upon and effective as of immediately prior to, the Effective Time, any adjustment to the conversion ratio set forth in the SPAC Governing Document or any other anti-dilution or similar protection with respect to the SPAC Class B Shares owned by him, her or it;

WHEREAS, upon Closing and subject to the conditions set forth herein, (a) SPAC will merge with and into the Company with the Company surviving as the Surviving Entity and (b) each SPAC Shareholder (after giving effect to the SPAC Warrant Conversion) will receive Company ADSs in accordance with this Agreement;

WHEREAS, in connection with the Closing, each of the Company, all of the Company Shareholders and the Sponsor shall enter into an amended and restated registration rights agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), pursuant to which, among other things, each of the Company Shareholders and the Sponsor will be granted certain registration rights with respect to their respective Company Ordinary Shares, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, in connection with the Closing, the Company, all Company Shareholders and the Sponsor shall enter into that certain Confidentiality and Lockup Agreement (collectively, the “Lockup Agreement”), substantially in the form attached hereto as Exhibit B, pursuant to which each of the Sponsor and the Company Shareholders party thereto will agree, among other things, not to effect any sale or distribution of any Equity Securities of the Company beneficially owned by any of them during the lock-up period described therein;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has (a) approved this Agreement, the Ancillary Documents to which SPAC is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (b) approved the extension of the time to complete a business combination by up to an additional six (6) months in accordance with the terms and procedures set forth in Article 49 of the SPAC Governing Document to the extent necessary to consummate the Closing at any time prior to the Termination Date and (c) resolved to recommended, among other things, approval of (x) this Agreement, the Ancillary Documents to which the SPAC is a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of SPAC Shares entitled to vote thereon and (y) the SPAC Warrant Proposal by the holders of SPAC Warrants entitled to vote thereon;

WHEREAS, on August 22, 2022, the SPAC signed a memorandum of understanding whereby the SPAC committed to enter into this Agreement and consummate the Transactions in accordance with the terms and conditions of this Agreement (the “Mou”) if the Company decides to exercise the option granted to it by the SPAC under the MoU (the “Option”);

WHEREAS, the works’ council (comité social et économique) of the Company has issued a [favorable/unfavorable] opinion on the Transactions on [insert date], in the context of an information/consultation process and has been informed of the progress of the Transactions on a regular basis thereafter, all in accordance with applicable French law;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously approved this Agreement and the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Transactions) and the Company exercised the Option on [●] 2022; and

WHEREAS, concurrently with the execution of this Agreement, each Company Securityholder (with respect to all Equity Securities held thereby) will duly execute and deliver to SPAC a transaction support agreement, substantially in the form attached hereto as Exhibit C (collectively, the “Transaction Support Agreements”), pursuant to which each such Company Securityholder will agree to, among other things, (a) support and vote in favor of this Agreement and the transactions contemplated hereby (including the Transactions) and (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements (including the Company Shareholders’ Agreement) to be terminated effective as of the Closing.

App I - 2

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Principles” means in accordance with IFRS as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the latest audited Closing Company Financial Statements. In any event, the Accounting Principles (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist at or prior to the Closing and shall exclude the effect of any act, decision or event occurring after the Closing and (iii) shall follow the defined terms contained in this Agreement.

“Accounts” means the audited consolidated balance sheet of the Group Companies as at the end of, and audited profit and loss accounts for, the year ended on December 31, 2021.

“Additional SPAC SEC Reports” has the meaning set forth in Section 4.7.

“Adjustment Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement but treating any obligations in respect of Indebtedness, Company Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Adjustment Time).

“ADR” has the meaning set forth in Section 2.7(a).

“ADR Facility” has the meaning set forth in Section 2.7(a).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Agreement of Merger” means the merger agreement (traité de fusion), including the plan of merger pursuant to the Cayman Act, to be executed between the Company and SPAC, a template of which is attached hereto as Exhibit D, and as the same shall be amended prior to the Company Shareholders Meeting to reflect the transactions contemplated in this Agreement.

“Agreement of Merger Amendment” has the meaning set forth in Section 2.1(e)(vi).

App I - 3

“Ancillary Documents” means the Registration Rights Agreement, the Lockup Agreement, the Sponsor Letter Agreement, the Transaction Support Agreement, the SPAC Warrant Amendment, the Agreement of Merger and each other agreement, document, instrument and/or certificate executed, or contemplated by this Agreement to be executed, in connection with the transactions contemplated hereby (including in connection with the Transactions).

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) Law No. 2016-1691 of December 9, 2016 on transparency, the fight against corruption and the modernization of economic life (known as Sapin II Act), and (c) any other anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, Paris, France and in Luxembourg, Grand Duchy of Luxembourg are open for the general transaction of business.

“Cayman Act” means the Cayman Islands Companies Act (As Revised).

“Cayman Filing Documents” means such other documents as may be required in addition to the Agreement of Merger in accordance with the applicable provisions of the Cayman Act to effect the Merger.

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus, severance or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, or any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date.

“Change of Control” or “Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person or one or more Persons that are Affiliates or that are acting as a “group” (as defined in Section 13(d)(3) of the Exchange Act), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or Equity Securities of another Person or (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting Equity Securities of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase or issuance of Equity Securities or otherwise).

“Closing” has the meaning set forth in Section 2.3.

“Closing Company Financial Statements” has the meaning set forth in Section 3.4(b).

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Filing” has the meaning set forth in Section 5.5(b).

“Closing Press Release” has the meaning set forth in Section 5.5(b).

App I - 4

“Closing SPAC Cash” means, without duplication, an amount equal to (a) the funds contained in the Trust Account as of immediately prior to the Effective Time and cash on hand of the SPAC as of immediately prior to the Effective Time; plus (b) all proceeds and funds received by the Company through a financing consummated substantially concurrently with and subject to the Closing; plus (c) all proceeds and funds received by the SPAC through a financing consummated on or after the date hereof to the extent such proceeds remain on hand at the Closing, minus (d) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any SPAC Shares pursuant to the SPAC Shareholder Redemptions (to the extent not already deducted from the amount contemplated by clause (a) above). For the avoidance of doubt, the Closing SPAC Cash shall not include any amounts used or necessary to pay any SPAC Expenses or Company Expenses or any amount used or necessary to pay any amount to Sponsor or its Affiliates with respect to the negotiation, execution or consummation of the Transactions.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any direct or indirect acquisition, in one or a series of transactions, (i) of or with the Company or any of its controlled Affiliates or (ii) of all or a material portion of assets, Equity Securities or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, amalgamation, consolidation, recapitalization, purchase or issuance of Equity Securities, offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates, in each case, other than any Company Convertible Bonds. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company ADS” means an American depositary share of the Company duly and validly issued against the deposit of an underlying Company Ordinary Share deposited with the Depositary Bank in accordance with the Deposit Agreement.

“Company ADS Agent” has the meaning set forth in Section 2.7(b).

“Company ADS Consideration” means a number of Company ADSs equal to the product obtained by multiplying (a) the aggregate number of SPAC Shares outstanding as of immediately prior to the Effective Time (after giving effect to the SPAC Warrant Conversion) by (b) the Exchange Ratio.

“Company ADS Recipients” has the meaning set forth in Section 2.7(b).

“Company Articles” means the articles of association of the Company, as the same may be amended from time to time.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Class A Preferred Shares” means the class A preferred shares issued from time to time by the Company, which terms are set in the Company Articles.

“Company Class A Preferred Conversion Approval” has the meaning set forth in Section 5.13(a).

App I - 5

“Company Class A Preferred Conversion Proposal” has the meaning set forth in Section 5.13(a).

“Company Class A Holders Meeting” has the meaning set forth in Section 5.13(a).

“Company Class A Holders Approval” means the approval of each of the Company Class A Preferred Conversion Proposal by the affirmative vote of the holders of the requisite number of Company Class A Preferred Shares entitled to vote thereon, whether in person or by proxy at the Company Class A Holders Meeting (or any adjournment thereof or to the extent permitted by applicable Law a written consent in lieu of the Company Class A Holders Meeting), in accordance with the Governing Documents of the Company and applicable Law.

“Company Class B Preferred Shares” means the class B preferred shares issued from time to time by the Company, which terms are set forth in the Company Articles.

“Company Class B Preferred Conversion Approval” has the meaning set forth in Section 5.13(a).

“Company Class B Preferred Conversion Proposal” has the meaning set forth in Section 5.13(a).

“Company Class B Holders Meeting” has the meaning set forth in Section 5.13(a).

“Company Class B Holders Approval” means the approval of each of the Company Class B Preferred Conversion Proposal by the affirmative vote of the holders of the requisite number of Company Class B Preferred Shares entitled to vote thereon, whether in person or by proxy at the Company Class B Holders Meeting (or any adjournment thereof or to the extent permitted by applicable Law a written consent in lieu of the Company Class B Holders Meeting), in accordance with the Governing Documents of the Company and applicable Law.

“Company Convertible Bonds” means any bonds or other instruments issued from time to time by the Company, convertible into Company Ordinary Shares pursuant to the terms thereof, in an aggregate principal amount not to exceed €20,000,000.

“Company D&O Persons” has the meaning set forth in Section 5.15(a).

“Company Designee” has the meaning set forth in Section 5.16(c).

“Company Disclosure Schedules” means the Disclosure Schedules to this Agreement delivered to SPAC by the Company on the date of this Agreement in connection with the execution of this Agreement.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and otherwise payable (and not otherwise expressly allocated to SPAC pursuant to the terms of this Agreement or any Ancillary Document), whether or not due, by any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants or other agents or service providers of any Group Company and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any SPAC Expenses.

App I - 6

“Company Fully Diluted Shares” means (without duplication) the aggregate number of Company Ordinary Shares issued and outstanding immediately prior to the Effective Time determined on an as-converted to Company Ordinary Share basis (including, for the avoidance of doubt, the number of Company Ordinary Shares issuable upon conversion of the Company Preferred Shares or Company Convertible Bonds, in each case, based on the then applicable conversion ratio or conversion price thereof) after giving effect to the Share Split.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a), Section 3.2(c) and Section 3.2(f) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) (No Company Material Adverse Effect), Section 3.8(b)(iii) (Absence of Changes) and Section 3.17 (Brokers).

“Company Incentive Equity Plan” has the meaning set forth in Section 5.18.

“Company IT Systems” means all computer systems, Software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, financial condition or assets of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the Transactions, in each case, in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States or France, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States, France or any other country, including the engagement by the United States, France or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, France or any other country or region in the world, or changes therein, including changes in interest rates in the United States, France or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b), to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 8.2 to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States, France or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

App I - 7

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliate, Representative, successor or permitted assign of any Company Related Party (other than, for the avoidance of doubt, the Company). As it relates to the Company, the term “Non-Party Affiliates” means “Company Non-Party Affiliates.”

“Company Ordinary Shares” means the ordinary shares issued from time to time by the Company, which terms are set forth in the Company Articles.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or held for use by the Group Companies.

“Company Preferred Shares” means the Company Class A Preferred Shares and the Company Class B Preferred Shares.

“Company Preferred Shares Conversion” has the meaning set forth in Section 2.1(a).

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed, by or in the name of, any Group Company.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Securityholders” means, collectively, the holders of Company Shares and/or Company Warrants as of any determination time prior to the Effective Time.

“Company Shareholder Approval” means the approval of each of the Company Transaction Proposals by the affirmative vote of the holders of the requisite number of Company Ordinary Shares and Company Preferred Shares entitled to vote thereon, whether in person or by proxy at the Company Shareholders Meeting (or any adjournment thereof or to the extent permitted by applicable Law a written consent in lieu of the Company Shareholders Meeting), in accordance with the Governing Documents of the Company and applicable Law.

“Company Shareholders Meeting” has the meaning set forth in Section 5.13(a).

“Company Shares” means, collectively, the Company Preferred Shares and the Company Ordinary Shares.

“Company Shareholders’ Agreement” means that certain shareholders agreement, dated December 11, 2020, by and among the Company and the shareholders of the Company.

“Company Transaction Proposals” has the meaning set forth in Section 5.13(a).

“Company Warrants” means those certain warrants to purchase Company Ordinary Shares held by the holders of the Company Class B Preferred Shares.

“Company Warrant Holder Approval” means the approval of each Company Warrant Termination Proposal by the affirmative vote or written consent of the holders of the requisite number of Company Warrants entitled to vote thereon, whether in person or by proxy at the Company Warrant Holders Meeting (or any adjournment thereof), in accordance with the Governing Documents of the Company, the terms of the Company Warrants and applicable Law.

“Company Warrant Holders Meeting” has the meaning set forth in Section 5.13(a).

“Company Warrant Termination” has the meaning set forth in Section 2.1(c).

“Company Warrant Termination Proposal” has the meaning set forth in Section 5.13(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between the Company and SPAC dated as of April 19, 2022, as may be amended, modified or supplemented from time to time.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

App I - 8

“Contract” or “Contracts” means any agreement, contract, license, sublicense, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Creator” has the meaning set forth in Section 3.13(d).

“Deposit Agreement” has the meaning set forth in Section 2.7(a).

“Depositary Bank” has the meaning set forth in Section 2.7(a).

“Dissenters’ Rights” has the meaning set forth in Section 2.6.

“Effective Time” means the moment in time at which the Closing occurs.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors or contributes to, including those relating to employment, incentive, equity or equity-based, severance, change in control and retention, or under or with respect to which any Group Company has any Liability, other than any plan sponsored or maintained by a Governmental Entity.

“Environmental Laws” means all Laws and Orders and recognized and generally accepted good engineering practices and industry standards concerning pollution, the storage, use, treatment, transportation, handling, importation, exportation, sale, distribution, labeling, recycling, processing or testing of, or exposure to, any Hazardous Substance, protection of the environment or human health or safety (including relating to fire protection and safety).

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means (a) $312,000,000, plus (b) the Final Net Group Company Cash (which, for the avoidance of doubt, can be a negative number), plus (c) the difference between (i) the Final Net Working Capital, minus (ii) the Target Net Working Capital (which, for the avoidance of doubt, can be a negative number) plus (c) the outstanding Extension Amount that has actually been paid by the Company to the Sponsor or SPAC in accordance with Section 5.21 as of the Adjustment Time.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Net Group Company Cash” has the meaning set forth in Section 2.4(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.4(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Fund” has the meaning set forth in Section 2.4(c).

App I - 9

“Exchange Ratio” means the quotient obtained by dividing (a) $10.00 by (b) the Per ADS Merger Consideration Value.

“Extension” has the meaning set forth in Section 5.21.

“Extension Amount” has the meaning set forth in Section 5.21.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Final Closing Statement” has the meaning set forth in Section 2.4(a).

“Final Net Group Company Cash” means the Estimated Net Group Company Cash as finally determined in the Final Closing Statement in accordance with Section 2.4(a).

“Final Net Working Capital” means the Estimated Net Working Capital as finally determined in the Final Closing Statement in accordance with Section 2.4(a).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“French Foreign Investment Clearance” means: (a) the express decision of the French Ministry in charge of the economy (Ministre de l’Economie), pursuant to Article R. 151-6 of the French Monetary and Financial Code (Code monétaire et financier), confirming that the prior authorization provided for in Articles L. 151-3, I of the French Monetary and Financial Code (Code monétaire et financier) is not required for the purpose of the Merger; or (b) the express unconditional decision from the French Ministry in charge of the economy, which, pursuant to Articles L. 151-3 and R. 151-6 of the French Monetary and Financial Code (Code monétaire et financier), authorizes the completion of the Merger.

“French Appraiser(s)” has the meaning set forth in Section 2.1(e)(i).

App I - 10

“French Appraiser(s)’s Report” means that certain report on the terms and conditions of the Merger prepared by one or several merger appraiser(s) (Commissaire(s) à la fusion) appointed by the French commercial court (Tribunal de commerce) in accordance with the provisions of the French Commercial Code and Section 2.1(e)(ii), and as the same shall be amended prior to the Company Shareholders Meeting to reflect the terms of this Agreement and the Transactions at the Closing.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a French company are its articles of association, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Entity” means any United States, French, international or other (a) federal, state, provincial, local, cantonal, municipal, local government or other government entity or regulatory authority, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private). The term “Governmental Entity” shall include, for the avoidance of doubt, the French Ministry in charge of the economy (Ministre de l’Economie).

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any material, substance or waste that is regulated by, or may give rise to standards of conduct or Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, toxic mold or radon.

“IFRS” means the International Financial Reporting Standards, as adopted by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under IFRS, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

App I - 11

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; and (f) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 8.18.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, provincial, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Letter of Transmittal” means the letter of transmittal as proposed by the Exchange Agent and mutually agreed to by each of the Company and the SPAC (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

App I - 12

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Merger” has the meaning set forth in Section 2.2(a).

“Minimum SPAC Cash” means an amount equal to $20,000,000.00.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“Nasdaq” means The Nasdaq Stock Market, LLC.

“Net Group Company Cash” means, with respect to the Group Companies, as of any determination time, (a) the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents, minus (b) any fees, costs or expenses payable by any Group Company that are more than 60 days past due excluding, in each case, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, minus (c) the sum of Indebtedness of the Group Companies and plus (d) an amount equal to the amount of all Company Expenses paid by the Group Companies prior to the Closing. For the avoidance of doubt, clause (a) of this definition shall (i) be calculated net of outstanding checks, drafts and wires issued by the Group Company, including overdrafts and (ii) include checks on hand, drafts and wires received or deposited for the account of the Group Company, including deposits in transit. Notwithstanding anything to the contrary herein, Net Group Company Cash shall not include (x) cash deposits (including, for the avoidance of doubt, all cash deposits in respect of Leased Real Property or otherwise and all pre-funded customer cash deposits), cash in reserve accounts, cash escrow accounts, custodial cash and cash subject to a lockbox, dominion, control of similar agreement or otherwise subject to any legal or contractual restriction on the ability to freely use such cash for any lawful purposes, or (y) insurance proceeds received by any of the Group Companies since the Latest Balance Sheet for any damage to its or their respective assets that have not been fully repaired, restored or replaced prior to such measurement time.

“Net Working Capital” means, as of the Adjustment Time, the amount of all current assets of the Group Companies less all current liabilities of the Group Companies, each on a consolidated basis determined in accordance with the Accounting Principles; provided, that, for purposes of this definition of “Net Working Capital”, whether or not the following is consistent with the Accounting Principles, (i) “current assets” will exclude, without duplication, any cash or cash equivalents of a Group Company and any receivable from a shareholder of the Company and (ii) “current liabilities” will exclude, without duplication, the current portion of any Indebtedness and the Company Expenses of the Group Companies.

App I - 13

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $10,000 per license or an ongoing license fee of less than $15,000 per year.

“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“Per ADS Merger Consideration Value” means the quotient obtained by dividing (a) the Equity Value by (b) the Company Fully Diluted Shares.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP or IFRS, as applicable, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP or IFRS, as applicable, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in non-material Intellectual Property Rights in the ordinary course of business consistent with past practice and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data (a) relating to an identified or identifiable natural person, or (b) that is otherwise subject to any applicable Laws or any privacy policies of the Company governing data relating to an identified or identifiable natural persons.

App I - 14

“PFIC” has the meaning set forth in Section 5.6(a).

“Pre-Closing SPAC Shareholders” means the holders of SPAC Class A Shares and the holders of SPAC Class B Shares as of any determination time prior to the Effective Time.

“Pre-Closing SPAC Securityholders” means the holders of SPAC Class A Shares, the holders of SPAC Class B Shares and the holders of SPAC Warrants as of any determination time prior to the SPAC Warrant Conversion.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.20(a).

“Privacy Laws” means any of the following to the extent relating to the Processing of Personal Data or data-related notifications: (a) all applicable Laws; (b) each Group Company’s own external-facing privacy policies; and (c) applicable provisions of Contracts to which any Group Company is a party or is otherwise bound.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.18.

“Public Shareholders” has the meaning set forth in Section 8.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses, or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Reference Date” means January 1, 2022.

App I - 15

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 or Form F-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus of the Company and proxy statement of SPAC.

“Regulatory Permits” means all Permits granted by any Governmental Entity to any Group Company.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Resolved Revisions” has the meaning set forth in Section 2.4(a).

“Sanctions and Export Control Laws” means any Law or Order related to (a) import and export controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations and such other controls administered by the U.S. Customs and Border Protection and Council Regulation (EC) No 428/2009 of 5 May 2009 setting up a Community regime for the control of exports, transfer, brokering and transit of dual-use items, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, Global Affairs France, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or any other similar Governmental Entity with jurisdiction over any Group Company from time to time or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the SPAC Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws (including the applicable French provincial and territorial securities laws).

“Security Incident” means any action that results in an actual cyber or security incident that could have an adverse effect on a Company IT System, Personal Data or any Company trade secret (including any Processed thereby or contained therein), including an occurrence that actually jeopardizes the confidentiality, integrity, or availability of a Company IT System, Personal Data or any Company trade secret.

App I - 16

“Share Split” has the meaning set forth in Section 2.1(d).

“Signing Filing” has the meaning set forth in Section 5.5(b).

“Signing Press Release” has the meaning set forth in Section 5.5(b).

“SPAC” has the meaning set forth in the introductory paragraph to this Agreement.

“SPAC Acquisition Proposal” means any direct or indirect acquisition (or other business combination), in one or a series of related transactions, by SPAC (a) of or with an unaffiliated entity or (b) of all or a material portion of the assets, Equity Securities or businesses of an unaffiliated entity (in the case of each of clause (a) and (b), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a SPAC Acquisition Proposal.

“SPAC Board” has the meaning set forth in the recitals to this Agreement.

“SPAC Board Recommendation” has the meaning set forth in Section 5.9.

“SPAC Class A Shares” means SPAC’s Class A ordinary shares of a par value of $0.0001 each.

“SPAC Class B Shares” means SPAC’s Class B ordinary shares of a par value of $0.0001 each.

“SPAC D&O Persons” has the meaning set forth in Section 5.14(b).

“SPAC Designee” has the meaning set forth in Section 5.16(b).

“SPAC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by SPAC on the date of this Agreement in connection with the execution of this Agreement.

“SPAC Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable (and not otherwise expressly allocated to a Group Company or any Company Securityholder pursuant to the terms of this Agreement or any Ancillary Document), whether or not due, by SPAC in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of SPAC and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to SPAC pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, SPAC Expenses shall not include any Company Expenses.

App I - 17

“SPAC Financial Statements” means all of the financial statements of SPAC included in the SPAC SEC Reports.

“SPAC Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers), Section 4.6 (Capitalization of SPAC).

“SPAC Governing Document” means, collectively, the Amended and Restated Memorandum and Articles of Association of SPAC, adopted by special resolution dated November 19, 2021 and effective on December 8, 2021.

“SPAC Liabilities” means, as of any determination time, the aggregate amount of Liabilities of SPAC that are due and payable by SPAC as of such time. Notwithstanding the foregoing or anything to the contrary herein, SPAC Liabilities shall not include (a) any SPAC Expenses or (b) any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing.

“SPAC Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business or financial condition of SPAC, taken as a whole, or (b) the ability of SPAC to consummate the Transactions, in each case, in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a SPAC Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States or France, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States, France or any other country, including the engagement by the United States, France or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, France or any other country or region in the world, or changes therein, including changes in interest rates in the United States, France or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which SPAC operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of SPAC with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b), to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 8.3 to the extent it relates to such representations and warranties), (vii) any failure by SPAC to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States, France or any other country or region in the world, or any escalation of the foregoing, or (ix) the matters set forth on Section 1.1 of the SPAC Disclosure Schedules; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a SPAC Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on SPAC, taken as a whole, relative to other participants operating in the industries or markets in which SPAC operates.

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“SPAC Non-Party Affiliates” means, collectively, each SPAC Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any SPAC Related Party (other than, for the avoidance of doubt, SPAC). As it relates to the SPAC, the term “Non-Party Affiliates” means “SPAC Non-Party Affiliates.”

“SPAC Private Warrants” means the SPAC Warrants issued in connection with the Private Warrant Agreement.

“SPAC Public Warrants” means the SPAC Warrants issued in connection with the Public Warrant Agreement.

“SPAC Related Parties” has the meaning set forth in Section 4.9.

“SPAC Related Party Transactions” has the meaning set forth in Section 4.9.

“SPAC Revisions” has the meaning set forth in Section 2.4(a).

“SPAC SEC Reports” has the meaning set forth in Section 4.7.

“SPAC Securityholders” means collectively, the holders of SPAC Shares and the holders of SPAC Warrants, as applicable.

“SPAC Shareholder Approval” means the approval of each of the SPAC Transaction Proposals by the affirmative vote of the holders of the requisite number of SPAC Shares entitled to vote thereon, whether in person or by proxy at the SPAC Shareholders Meeting (or any adjournment thereof), in accordance with the SPAC Governing Document and applicable Law, including the Cayman Act.

“SPAC Shareholder Redemption” means the right of the holders of SPAC Class A Shares to redeem all or a portion of their SPAC Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in SPAC Governing Document.

“SPAC Shareholders Meeting” has the meaning set forth in Section 5.9.

“SPAC Shares” means, collectively, the SPAC Class A Shares and the SPAC Class B Shares.

“SPAC Transaction Proposals” has the meaning set forth in Section 5.9.

“SPAC Warrants” means each warrant to purchase one SPAC Class A Share at an exercise price of $11.50 per share, subject to adjustment, on the terms and subject to the conditions set forth in the SPAC Warrant Agreements.

“SPAC Warrant Agreements” means each of the following, as applicable: (i) that certain Public Warrant Agreement, dated as of December 8, 2021, by and between SPAC and the Trustee (the “Public Warrant Agreement”), and (ii) that certain Private Warrant Agreement, dated as of December 8, 2021, by and between SPAC and the Trustee (the “Private Warrant Agreement”).

“SPAC Warrant Amendment” means an omnibus amendment to the SPAC Warrant Agreements in substantially the form attached hereto as Exhibit E, providing, among other things, for the SPAC Warrant Conversion.

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“SPAC Warrant Conversion” has the meaning set forth in Section 2.2(f).

“SPAC Warrant Holder Approval” means the approval of each SPAC Warrant Proposal by the affirmative vote of the holders of the requisite number of SPAC Warrants entitled to vote thereon, whether in person or by proxy at the SPAC Warrant Holders Meeting (or any adjournment thereof), in accordance with the SPAC Warrant Agreements and applicable Law.

“SPAC Warrant Holders Meeting” has the meaning set forth in Section 5.9.

“SPAC Warrant Proposal” has the meaning set forth in Section 5.9.

“Software” shall mean any and all (a) computer programs and software, including any and all software implementations of algorithms, models and methodologies, whether in (and including all) source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

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“Surviving Entity” has the meaning set forth in Section 2.2(a).

“Surviving Entity Articles” means the articles of association of the Surviving Entity in substantially the form attached hereto as Exhibit F.

“Surviving Entity Board” means the board of directors of the Surviving Entity.

“Surviving Entity Director Proposal” has the meaning set forth in Section 5.13(a).

“Target Net Working Capital” means negative $2,400,000.

“Tax” means any national, federal, provincial, state, cantonal, municipal or local income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, levies, duties, imposts, charges ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding of any nature, premium, turnover, windfall profits or other taxes of any kind whatever, including all impositions to be paid without filing Tax Returns, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax otherwise), together with any interest, charges, costs, deficiencies, penalties, additions to tax, or additional amounts imposed by any Tax Authority with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

For the avoidance of doubt, Tax or Taxes shall include any amount in lieu of Tax or Taxes (i) under a tax consolidation, tax sharing or tax allocation whatsoever (including any payment under a Tax group or Tax group exit agreement or VAT Group or VAT group exit agreement) or and (ii) as a result of being a transferee or successor.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, designations, elections, notices, attachments and reports relating to Taxes required to be filed with any Tax Authority, including any amendment of any of the foregoing.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Transactions” means the transactions contemplated by this Agreement to occur at or prior to the Closing on the Closing Date, including the Merger.

“Transaction Litigation” has the meaning set forth in Section 5.3(e).

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Trust Account” has the meaning set forth in Section 8.18.

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“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unpaid SPAC Expenses” means the SPAC Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“VAT” means value added tax as provided for in Council Directive 2006/112/EC (or as implemented by a Member State) and any other tax of a similar nature (such as sales tax) whether (i) imposed in a member state of the European Union in substitution for, or levied in addition, to value added tax or (ii) imposed elsewhere.

“Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

Article 2
CLOSING

Section 2.1 Pre-Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur prior to Closing:

(a) Company Preferred Shares Conversion. Pursuant to the Company Shareholder Approval and in accordance with the Company Articles, immediately prior to the Effective Time, each Company Preferred Share shall convert into one Company Ordinary Share (collectively, the “Company Preferred Shares Conversion”).

(b) Company Convertible Bond Conversion. Immediately prior to the Effective Time, each Company Convertible Bond then outstanding, if any, shall convert into a number of Company Ordinary Shares determined in accordance with the terms of such Company Convertible Bond (collectively, the “Company Convertible Bond Conversion”).

(c) Company Warrant Termination. Pursuant to the Company Warrant Holder Approval, immediately prior to the Effective Time, all Company Warrants shall terminate and be of no further force or effect (the “Company Warrant Termination”).

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(d) Share Split. Immediately prior to the Effective Time, after giving effect to the Company Preferred Shares Conversion and the Company Convertible Bond Conversion, the Company shall effect a share split, whereby each Company Ordinary Share shall be split into such number of Company Ordinary Shares as would cause a Company Ordinary Share immediately following the Closing to amount to an equivalent of $10.00 (the “Share Split”). In case of any fractional shares to which any Company Securityholder would be entitled pursuant to the Share Split, SPAC and the Company shall, in good faith, determine and agree upon a solution to address such fractional shares (with each of SPAC and the Company acting reasonably in connection therewith).

(e) Preparation of Merger.

(i) Appointment of the merger appraiser(s). As soon as possible following the execution of this Agreement, the Company and the SPAC shall file a request with the competent French commercial courts (Tribunal de commerce) with a view to request the appointment of one or several merger appraiser(s) (the “French Appraiser(s)”).

(ii) French Appraiser(s)’s Report. Once the French Appraiser(s) will have been appointed, the Company and the SPAC shall use their reasonable best efforts to provide the French Appraiser(s) with all required information and documents necessary to allow the French Appraiser(s) to conduct the French Appraiser(s)’s assessment of the Company and the SPAC. As promptly as reasonably practicable following the date of this Agreement the Company and the SPAC shall cause the French Appraiser(s)’s Report to be prepared with the assumption that there will be no SPAC Shareholder Redemptions.

(iii) Agreement of Merger. As promptly as reasonable practicable following the preparation of the French Appraiser(s)’s Report in accordance with Section 2.1(e)(iii), the Company and the SPAC shall complete and sign the Agreement of Merger.

(iv) French Appraiser(s)’ Report. As promptly as reasonably practicable following the date of signature of the Agreement of Merger, the Company and the SPAC shall cause the French Appraiser(s)’s Report to be issued.

(v) Formalities. As promptly as reasonably practicable following the signature of the Agreement of Merger and the issuance of the French Appraiser(s)’s Report, the Parties will cause any appropriate documents to be executed, delivered to and properly filed with the registry of the competent commercial courts (greffe du Tribunal de commerce) and to be published in the legal announcements (Bodacc – Bulletin officiel des annonces publiques et commerciales), in such form as required by, in each case, in accordance with, the relevant provisions of the French Commercial Code.

(vi) Amendment to the Agreement of Merger. Five (5) Business Days prior to the Closing, the Company and the SPAC shall amend the Agreement of Merger (the “Agreement of Merger Amendment”) to the extent necessary to reflect the terms of this Agreement, including the Transactions at the Closing.

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(vii) Amendment to the French Appraiser(s)’ Report. As promptly as reasonable practicable following the date of signature of the Agreement of Merger Amendment, the Company and the SPAC shall cause the French Appraiser’s Report to be amended solely to the extent necessary to reflect the Agreement of Merger Amendment.

Section 2.2 Closing Transactions.

(a) Merger. At the Effective Time, and upon the terms and subject to the conditions of this Agreement and the Agreement of Merger, and in accordance with the applicable provisions of the French Commercial Code and the Cayman Act, the SPAC shall be merged with and into the Company (the “Merger”). Following the Merger, the Company shall continue as the surviving entity (the “Surviving Entity”) under the Laws of France and the separate existence of the SPAC under the Laws of the Cayman Islands shall cease.

(b) Effective Time. The Merger shall become effective, in accordance with and subject to the relevant provisions of the French Commercial Code and the Cayman Act at the Closing on the Closing Date (the “Effective Time”). As promptly as reasonably practicable following the Company Shareholders Meeting, the Parties will cause any appropriate documents to be executed, delivered to and properly filed with the registry of the competent commercial court (greffe du Tribunal de commerce) and to be published in the legal announcements (Bodacc – Bulletin officiel des annonces publiques et commerciales), in such form as required by, in each case, in accordance with, the relevant provisions of the French Commercial Code. As soon as practicable on the Closing Date, the Parties will execute (as applicable) and cause the filing of the Agreement of Merger and Cayman Filing Documents required to effect the Merger in accordance with the Cayman Act with the Registrar of Companies in the Cayman Islands.

(c) Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Agreement of Merger and the applicable provisions of the French Commercial Code and the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and the SPAC shall vest in the Surviving Entity, and all debts, liabilities, obligations and duties of the SPAC shall become the debts, liabilities, obligations and duties of the Surviving Entity.

(d) Governing Documents. At the Effective Time, the Governing Documents of the Company shall be the Governing Documents of the Surviving Entity, except that Company Articles shall be amended and restated to be the Surviving Entity Articles.

(e) Directors and Officers. At the Effective Time, the officers of the Company immediately prior to the Effective Time and the directors designated in accordance with Section 5.16 shall be the officers and directors, respectively, of the Surviving Entity, each to hold office in accordance with the Governing Documents of the Surviving Entity until such officer’s or director’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

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(f) Conversion of the SPAC Warrants.

(i) Immediately prior to the Effective Time, by virtue of the SPAC Warrant Holder Approval and SPAC Warrant Amendment, and without any action on the part of any Party or any other Person, each SPAC Private Warrant issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into 0.4444 of one SPAC Class A Share, and each certificate evidencing ownership of such SPAC Private Warrant and such SPAC Private Warrants held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such SPAC Private Warrants except as otherwise expressly provided for herein or under applicable Law (the “SPAC Private Warrant Conversion”).

(ii) Immediately prior to the Effective Time, by virtue of the SPAC Warrant Holder Approval and SPAC Warrant Amendment, and without any action on the part of any Party or any other Person, each SPAC Public Warrant issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into 0.1111 of one SPAC Class A Share, and each certificate evidencing ownership of such SPAC Public Warrant and such SPAC Public Warrants held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such SPAC Public Warrants except as otherwise expressly provided for herein or under applicable Law (the “SPAC Public Warrant Conversion” and together with the SPAC Private Warrant Conversion, the “SPAC Warrant Conversion”).

(g) Conversion of the SPAC Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each SPAC Share issued and outstanding as of immediately prior to the Effective Time (after giving effect to the SPAC Warrant Conversion and any SPAC Shareholder Redemptions) shall be automatically canceled and extinguished in exchange for a number of Company ADSs equal to the Exchange Ratio and validly issued against the deposit of the requisite number of underlying Company Ordinary Shares in accordance with the Deposit Agreement and Section 2.7. From and after the Effective Time, each certificate evidencing ownership of such SPAC Shares and such SPAC Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such SPAC Shares except as otherwise expressly provided for herein or under applicable Law.

(h) Cancellation of SPAC Treasury Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each of the SPAC Shares held immediately prior to the Effective Time by the SPAC as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto

Section 2.3 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the two (2) Business Days, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as SPAC and the Company may agree in writing.

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Section 2.4 Closing Calculations; Exchange Agent.

(a) Not later than seven (7) Business Days prior to the execution of the Agreement of Merger, the Company shall deliver to the SPAC a statement certified by the Company’s chief executive officer (the “Estimated Closing Statement”) setting forth (a) an estimated consolidated balance sheet of the Group Companies as of the Adjustment Time, prepared in good faith and in accordance with the Accounting Principles, (b) a good faith calculation of the Company’s estimate of the Net Group Company Cash (the “Estimated Net Group Company Cash”), Net Working Capital (the “Estimated Net Working Capital”) and Company Expenses, in each case, as of the Adjustment Time and along with reasonably detailed calculations, and (c) the resulting estimated calculation of the Exchange Ratio and the Company ADSs Consideration. Promptly after delivering the Estimated Closing Statement to SPAC, the Company will meet with SPAC to review and discuss the Estimated Closing Statement and provide SPAC with all information, documentation and access to personnel and Representatives of the Company as reasonably requested by SPAC in connection with SPAC’s review of the Estimated Closing Statement. The Company will incorporate reasonable comments to the Estimated Closing Statement from the SPAC made in good faith into the Estimated Closing Statement (the “SPAC Revisions”) and update the Estimated Closing Statement (including the Estimated Net Group Company Cash, the Estimated Net Working Capital and the estimated Exchange Ratio and the Company ADSs Consideration) taking into account the SPAC Revisions (such Estimated Closing Statement as revised to incorporate the SPAC Revisions, the “Final Closing Statement”). Notwithstanding anything herein to the contrary, the Estimated Closing Statement, and the amounts contained in the Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

(b) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, the Company shall appoint Trustee (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging the SPAC Shares (including SPAC Shares issued upon the consummation of the SPAC Warrant Conversion) for the Company ADSs to be issued in exchange for such SPAC Shares and pursuant to Section 2.2(g) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Trustee is unable or unwilling to serve as the Exchange Agent, then Company and the SPAC shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), the Company shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent (such agreement not to be unreasonably withheld, conditioned or delayed).

(c) At the Closing, the Company shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the SPAC Securityholders and for exchange in accordance with this Section 2.4 through the Exchange Agent, the Company ADSs to be issued in exchange for the SPAC Shares (including SPAC Shares issued upon the consummation of the SPAC Warrant Conversion) outstanding immediately prior to the Effective Time pursuant to Section 2.2(g). All shares in book-entry form representing the Company ADSs issuable pursuant to Section 2.2(g) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

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(d) Each SPAC Securityholder holding SPAC Shares (including SPAC Shares issued upon the consummation of the SPAC Warrant Conversion) shall be entitled to receive the Company ADSs to which he, she or it is entitled at the Closing.

(e) If any Company ADSs are to be issued to a Person other than the SPAC Securityholder in whose name the surrendered certificate or the transferred SPAC Share (including any SPAC Shares issued upon the consummation of the SPAC Warrant Conversion) in book-entry form is registered, it shall be a condition to the issuance of the applicable Company ADSs that (i) either such certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such SPAC Shares in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such certificate or SPAC Shares in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(f) No interest will be paid or accrued on the Company ADSs. From and after the Effective Time, former SPAC Shareholders shall only have the right to receive the Company ADSs to which such SPAC Shares is entitled to receive pursuant to Section 2.2(g).

(g) At the Effective Time, the stock transfer books and warrant transfer books of the SPAC shall be closed and there shall be no transfers of SPAC Shares that were outstanding immediately prior to the Effective Time.

Section 2.5 Withholding. SPAC and the Group Companies and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) with respect to any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. Any amounts so withheld shall be timely remitted to the applicable Tax Authority, and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Each of the Company and the Exchange Agent is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of the Company ADSs Consideration as is necessary to provide sufficient funds to the Company or the Exchange Agent, as the case may be, to enable it to comply with such deduction and withholding requirement and the Company or the Exchange Agent shall use commercially reasonable efforts to notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Entity and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such Person. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding) on the basis of the information in their possession at the time of payment.

Section 2.6 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Act, SPAC Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders of the SPAC who shall have demanded properly in writing dissenters’ rights for such SPAC Shares in accordance with Section 238 of the Cayman Act (“Dissenters’ Rights”) and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights shall not be exchanged for, and such shareholders shall have no right to receive, the applicable merger consideration unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Act. The SPAC Shares owned by any shareholder of the SPAC who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Act shall thereupon be deemed to have been exchanged for, as of the Effective Time, the applicable Company ADSs, without any interest thereon. Prior to the Closing, the SPAC shall give the Company prompt notice of any demands for dissenters’ rights received by the SPAC and any withdrawals of such demands and the Company shall have the right to participate in and, following the Effective Time, direct all negotiations and proceedings with respect to such dissenters’ rights. Prior to the Effective Time, the SPAC shall not, except with the prior written consent of the Company, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 238 of the Cayman Act, or agree or commit to do any of the foregoing.

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Section 2.7 Establishment of ADR Facility.

(a) Prior to the Closing, the Company shall cause a sponsored American depositary receipt (“ADR”) facility (the “ADR Facility”) to be established with a reputable bank reasonably acceptable to SPAC (such bank or any successor depositary bank, the “Depositary Bank”) for the purpose of issuing the Company ADSs, including entering into a customary deposit agreement with the Depositary Bank (the “Deposit Agreement”), in form and substance reasonably acceptable to SPAC, establishing the ADR Facility, to be effective as of the Effective Time, and filing with the SEC one or more registration statements on Form F-6 relating to the registration under the Securities Act for the issuance of the Company ADSs. The Company shall prepare such Form F-6 and use reasonable best efforts to cause the Depositary Bank to file such Form F-6 with the SEC prior to the declaration of the effectiveness of the Registration Statement/Proxy Statement by the SEC.

(b) Prior to the Effective Time, the Company shall designate a U.S. bank or trust company reasonably acceptable to SPAC to act as agent of the Company for the purposes of distributing the Company ADSs (the “Company ADS Agent”). At or substantially concurrently with the Effective Time, the Company shall (i) in consideration for the cancellation and extinguishment of SPAC Shares, allot and issue, or cause to be allotted and issued, to the Depositary Bank credited as fully paid and free of all Liens, a number of the Company Ordinary Shares equal to the aggregate number of Company ADSs to be issued to the holders of SPAC Shares pursuant to this Article 2 (the “Company ADS Recipients”) and (ii) deposit or cause to be deposited with the Company ADS Agent the Company Ordinary Shares representing the aggregate number of such Company ADSs for the benefit of the Company ADS Recipients, for exchange in accordance with this Article 2, and the Depositary Bank shall be authorized to issue the Company ADSs representing such Company Ordinary Shares in accordance with this Agreement. The Company ADS Agent shall distribute the Company ADSs to the Company ADS Recipients in accordance with this Section 2.7 and the Deposit Agreement.

Article 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 8.8, except as set forth on the Company Disclosure Schedules, the Company hereby represents and warrants to SPAC as follows.

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of organization, incorporation or formation (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

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(b) True and complete copies of the Governing Documents of each Group Company have been made available to SPAC, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Group Company are in full force and effect, and no Group Company is in breach or violation of any provision set forth in its Governing Documents.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the registered holders thereof. All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable.

(b) The Equity Securities of the Company (i) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (iii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (iv) are free and clear of all Liens (other than transfer restrictions under the Governing Documents of the Company and applicable Securities Law). The Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted shares, restricted share units, phantom shares, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities.

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(c) Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts to which any Group Company is a party with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(d) None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e) Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f) Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

(g) The Company ADS Consideration and the Company Ordinary Shares underlying such company ADS Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Governing Documents of the Company, or any Contract to which the Company is a party or otherwise bound

Section 3.3 Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the Company Shareholder Approval and Company Warrant Holder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

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Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to SPAC a true and complete copy of the (i) audited consolidated balance sheet of the Group Companies as of December 31, 2020 and December 31, 2021 and the related audited consolidated statements of loss and comprehensive loss, cash flows and changes of equity of the Group Companies for the years then ended, together with the draft auditor’s reports thereon (the “Audited Financial Statements”), (such December 31, 2021 balance sheet of the Group Companies, the “Latest Balance Sheet”) and (ii) unaudited consolidated balance sheet of the Group Companies as of June 30, 2022 and the related unaudited consolidated statement of operations of the Group Companies for the six months then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), which are attached as Section 3.4(a) of the Company Disclosure Schedules. The Audited Financial Statements (including the notes thereto) (A) were prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), and (B) fairly presents, in all material respects, the financial position, results of operations, cash flows and changes of equity of the Group Companies as at the date thereof and for the period indicated therein. The Interim Financial Statements were prepared in good faith, consistent with past practices, and based on information available to the Company at the time the Interim Financial Statements were prepared.

(b) Each of the audited consolidated balance sheets of the Group Companies as of December 31, 2020 and December 31, 2021 and the related audited consolidated statements of loss and comprehensive loss, cash flows and changes of equity of the Group Companies for the years then ended, together with the auditor’s reports thereon, and each of the other financial statements or similar reports required to be included in the Registration Statement / Proxy Statement or any other filings to be made by the Group Companies with the SEC in connection with the transactions contemplated in this Agreement or any other Ancillary Document (the “Closing Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.17, (i) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in notes thereto), and (ii) will fairly present, in all material respects, the financial position, results of operations, cash flows and changes of equity of the Group Companies as at the date thereof and for the period indicated therein (except as otherwise specifically noted therein). When delivered in accordance with Section 5.17, the Closing Company Financial Statements shall not be materially different from the Audited Financial Statements.

(c) Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which are Liabilities directly or indirectly related to a breach of Contract, breach of warranty, tort, infringement, misappropriation, Proceeding or violation of, or non-compliance with, Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by the Company of its covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities.

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(d) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(e) Since the Reference Date, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) any approvals required by a Governmental Entity under applicable antitrust or competition Laws; (ii) the French Foreign Investment Clearance; (iii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) None of the execution or delivery by the Company of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

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Section 3.6 Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by any Group Company.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each Contract entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of any Group Company;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(iv) any (A) material joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research and development, or sponsorship Contract or (B) other Contract with respect to material Company Licensed Intellectual Property (other than any Contract of the type described in clauses (A) through (C) of Section 3.13(c));

(v) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of SPAC or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions not in favor of a Group Company or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, SPAC or any of its Affiliates after the Closing;

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(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $150,000 annually or (B) $250,000 over the life of the agreement;

(vii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $150,000;

(viii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person (other than the Company or a Subsidiary) or made any capital contribution to, or other investment in, any Person (other than the Company or a Subsidiary);

(ix) any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(x) any Contract with any Person (A) pursuant to which any Group Company (or SPAC or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, exploration, testing, development, collection, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any material assets or properties of any Group Company or any Intellectual Property Rights;

(xi) any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual salary (or, in the case of an independent contractor, annual compensation) is in excess of $275,000, or providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiii) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or SPAC or any of its Affiliates after the Closing);

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(xiv) any Contract that provides for a “take-or-pay” clause or any similar prepayment obligations or any offtake or quantity commitments on any Group Company (or SPAC or any of its Affiliates after the Closing); and

(xv) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $500,000 or (B) aggregate payments to or from any Group Company in excess of $1,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity) and (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract. The Company has made available to SPAC true and complete copies of all Material Contracts in effect as of the date hereof.

Section 3.8 Absence of Changes. During the period beginning on January 1, 2022 and ending on the date of this Agreement:

(a) no Company Material Adverse Effect has occurred; and

(b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby:

(i) the Group Companies have conducted their businesses in the ordinary course in all material respects,

(ii) no Group Company has taken any action that would require the consent of SPAC if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(viii), Section 5.1(b)(xi) or Section 5.1(b)(xv) (to the extent related to any of the foregoing), and

(iii) no Group Company has taken any action that would require the consent of SPAC if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(xiv) or Section 5.1(b)(xv) (to the extent related to Section 5.1(b)(i) or Section 5.1(b)(xiv)).

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Section 3.9 Litigation. Except as disclosed in Section 3.9 of the Company Disclosure Schedules, there is (and since the Reference Date there has been) no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.10 Compliance with Applicable Law. Except as disclosed in Section 3.10 of the Company Disclosure Schedules, each Group Company (a) conducts (and since the Reference Date has conducted) its business in accordance with all Laws and Orders applicable to such Group Company, including in particular Laws or Order relating to the safeguarding of competition, and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11 Employee Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all Employee Benefit Plans (including, for each such Employee Benefit Plan, identifying its jurisdiction). With respect to each Employee Benefit Plan, the Group Companies have provided SPAC with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered, including, for each Employee Benefit Plan, to the extent applicable, (i) the most recent plan document and all amendments thereto, (ii) the most recent funding agreement (including any trust Contract or insurance Contract), (iii) the most recent service provider Contracts (including third-party administrative services, record-keeper, investment management and other services Contracts), (iv) the most recently prepared actuarial valuation report, (v) all material correspondence with any applicable Governmental Entity for the current year and the previous three (3) years, and (vi) the most recent employee booklet.

(b) No Employee Benefit Plan is, and no Group Company sponsors, maintains, contributes to (is required to contribute to) or has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Employee Benefit Plan provides, and no Group Company has any Liability to provide, any retiree or post-termination or post-ownership health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or any similar Law and for which the recipient pays the full premium cost of coverage. No Group Company has any Liability by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

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(c) Each Employee Benefit Plan has been established, maintained, operated, and administered in all material respects in accordance with its terms and all applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a current favorable determination or opinion or advisory letter from the Internal Revenue Service, and nothing has occurred which could adversely affect the qualification of such Employee Benefit Plan. None of the Group Companies has incurred (whether or not assessed) any penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d) Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and its purpose, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(e) There are no pending or, to the Company’s knowledge, threatened, claims or Proceedings or disputes with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, or any breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan, all material contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of such Employee Benefit Plan and applicable Law, or if not yet due, properly accrued.

(f) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any Indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iii) result in the acceleration of the time of payment or vesting or forfeiture, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.

(g) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

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(h) The Group Companies have no material obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(i) Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. To the Company’s knowledge, no fact or circumstance exists that could adversely affect the preferential tax treatment ordinarily accorded to any such Foreign Benefit Plan. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including national or provincial pension scheme, social security, unemployment insurance, severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

(j) No Foreign Benefit Plan is: (A) a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA); or (B) has any material unfunded or underfunded Liabilities.

Section 3.12 Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) None of the Group Companies have received any written notice, report, Order, communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation of, or Liability under, any Environmental Laws.

(b) There is (and since the Reference Date there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company in respect of any Environmental Laws.

(c) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, distribution, release, contamination by, or exposure of any Person, or ownership or operation of any property or facility contaminated by, to any Hazardous Substances.

(d) The Group Companies have not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any Liability of any other Person under Environmental Law.

The Group Companies have made available to SPAC copies of all environmental assessments, audits and reports and all other material environmental, health and safety documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

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Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, (ii) Company Licensed Intellectual Property and (iii) material unregistered Marks and Copyrights owned by any Group Company, in each case, as of the date of this Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the owner(s) of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement and the Closing, all necessary fees and filings with respect to any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement and the Closing, no issuance or registration obtained and no application filed by the Group Companies for any material Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement, there are no Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.

(c) A Group Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company product or service on anything other than a non-exclusive basis. Section 3.13(c) of the Company Disclosure Schedules sets forth a list of all current Contracts for Company Licensed Intellectual Property as of the date of this Agreement to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, any Company Owned Intellectual Property, other than (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software and (C) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors, in each case, that do not materially differ from the Group Companies’ form therefor that has been made available to SPAC. The applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Company Owned Intellectual Property and the Company Licensed Intellectual Property, to the Company’s knowledge, constitutes all of the Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses, and, to the Company’s knowledge, all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects. The Company Registered Intellectual Property and the Company Licensed Intellectual Property, to the Company’s knowledge, is valid, subsisting and enforceable, and, to the Company’s knowledge, all of the Group Companies’ rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

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(d) Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Owned Intellectual Property (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of all Group Companies. Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Owned Intellectual Property have assigned or have agreed to a present assignment to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company.

(e) Each Group Company has taken all reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by any Group Company. Without limiting the foregoing, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of by any Group Company, or of any written obligations with respect to such.

(f) None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g) To the Company’s knowledge, neither the conduct of the business of the Group Companies nor any of the Company products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person, except as is and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(h) Since the Reference Date, there is no Proceeding pending nor has any Group Company received any written communications or, to the Company’s knowledge, any other communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

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(i) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. Since the Reference Date, No Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(j) None of the Company Owned Intellectual Property has been developed with any funding or assistance from a Governmental Entity.

(k) To the Company’s knowledge, each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as whole. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has any right to, contingent or otherwise, including to obtain access to or use, any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(l) No Software that is licensed under a Public Software license has been used, licensed, or distributed by or on behalf of any of the Group Companies in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Group Companies are and have been in material compliance with all applicable licenses for all Public Software that is used in, incorporated into, combined with, linked with, distributed with, provided to any Person as a service in connection with, provided via a network as a service or application in connection with, or made available with, any Company product.

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Section 3.14 Labor Matters.

(a) Since the Reference Date, (i) except as disclosed in Section 3.9 and Section 3.14 of the Company Disclosure Schedules, none of the Group Companies (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalties, fines, interest, or other sums for failure to pay or delinquency in paying such compensation, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(b) Since the Reference Date, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(c) Except as disclosed in Section 3.14 of the Company Disclosure Schedules, no employees of any Group Company are represented by any labor union, labor organization, employee delegate or other employee collective group with respect to their employment, whether by way of certification, interim certification, voluntary recognition or succession rights, and there is no application pending, or to the Company’s knowledge threatened, for any labor union, labor organization, works council, employee delegate, representative or other employee collective group to be certified as the bargaining agent of any employees of any Group Company. Since the Reference Date, no Group Company is or has been engaged in any unfair labor practice and there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, handbilling or other material labor disputes against or affecting any Group Company.

(d) Except as disclosed in Section 3.14 of the Company Disclosure Schedules, no employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, temporary layoff, material work schedule change or reduction in hours, or other workforce changes affecting employees of the Group Companies has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related Liability with respect to or arising out of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19.

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Section 3.15 Insurance. The Company has made available to SPAC true and complete copies of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement. No claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.16 Tax Matters.

(a) Each Group Company has prepared and filed all income Tax Returns and other material Tax Returns required to have been filed by it under applicable Law, all such Tax Returns are true, complete and accurate in all material respects and prepared in material compliance with all applicable Laws and Orders, and each Group Company has paid all amounts of Taxes required to have been paid by it regardless of whether shown on a Tax Return except to the extent such Taxes are being contested in good faith and adequately reserved for in the Accounts.

(b) Each Group Company has withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld under applicable Law and paid in connection with amounts paid or owing to any employee and to practitioners, individual independent contractor, creditor, director, other service providers, equity interest holder or other third-party.

(c) Each Group Company has collected and paid the appropriate Tax Authority all material amounts of Taxes required to have been so collected and paid.

(d) No Group Company has consented to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) The Accounts make full and proper provision for all Tax and deferred Tax assets and Liabilities.

(f) The books and records that the Group Companies are required to maintain and/or conserve for Tax purposes are complete and accurate and have been maintained and/or conserved in proper form in accordance with applicable Law. The Group Companies comply with their obligations in respect of the periods for keeping books and records as provided in the Laws, whether in paper form or computer form. The Company possesses all documents supporting the information contained in the declarations, returns, records and notices relating to Taxes and evidencing its decisions in respect of the application of the Tax Law.

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(g) The tax value of the assets owned by each Group Company corresponds to their net book value or if the tax value differs from the net book value it is in application of applicable Laws allowing such a difference or allowing a tax option leading to such difference.

(h) None of the Group Companies has (i) taken part in any scheme which may be successfully challenged, rejected or reclassified by the relevant Tax Authority on the basis of abuse of law, anti-avoidance or any equivalent measures or provisions under any applicable Law or (ii) concluded any transaction with other Group Companies or with any direct or indirect shareholders (including minority shareholders) of the Company or any of their affiliates that was not in compliance with its corporate interest and, to the Company’s knowledge, made on an arm’s length basis and (iii) concluded any transaction which meets any hallmark set out in Annex IV of the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU (“DAC6”) unless such transaction has been duly reported by the relevant Group Companies to any Tax Authority under any Law implementing DAC6.

(i) None of the Group Companies has granted financial waivers of debt (abandons de créances à caractère financier) to any other Group Companies, Company Shareholders or any of their Affiliates.

(j) None of the Group Companies benefit from any ruling or formal or tacit position taken by any Tax Authority or has entered into any agreement with any Tax Authority and there is no request for a ruling pending between the Group Companies and any Tax Authority.

(k) Unless otherwise provided in Section 3.16.(k) of the Company Disclosure Schedules:

(i) the effective place of management of each Group Company is and has been located in the State where it has its statutory head office since the respective date of incorporation;

(ii) each Group Company is and has at all times been exclusively resident for all Tax purposes and subject to Tax in its country of organization only, and has not at any time been resident or had any branch, agency, fixed place of business or permanent establishment in the meaning of either “Double Tax Treaties” or the applicable Law in any other country for any Tax purpose, unless regularly registered or declared with the competent Tax Authorities.

(l) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(m) None of the Group Companies is a real estate or a property rich company or more generally a company whose shares derive a substantial part of its value of real estate assets within the meaning of Section 726 I of the French Tax Code or within the Law of its relevant jurisdiction.

(n) No Group Company:

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(i) is currently the subject of a Tax audit or investigation, inquiry, examination audit, claim, assessment, deficiency, litigation or other proceedings conducted by a competent Tax Authority; or,

(ii) has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to Taxes.

(iii) has received any request for information or notice of reassessment nor any other claim in relation to any Tax,

(o) and no such reassessment, audit, investigation inquiry, examination, audit, claim, assessment, deficiency, litigation or other proceedings is threatened.

(p) The transfer of the Group Companies will not give rise to any Tax at the level of a Group Company or a loss or challenge for a Group Company of any Tax advantage or any specific Tax regime.

(q) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(r) There are no Liens for Taxes on any assets of the Group Companies other than Permitted Liens.

(s) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(t) No Group Company (i) has been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 160 of the Tax Act or Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(u) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than (i) one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes, or (ii) with any other Group Company or any of its current Affiliates)

(v) No Group Company is a party to any joint venture, partnership or other arrangement (other than with any other Group Company or any of its current Affiliates) that is treated as a partnership for U.S. federal, state, local or non-U.S. Tax purposes.

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(w) No Group Company has, or has ever been deemed to have, for purposes of the Tax Act or any relevant provincial legislation, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm’s length within the meaning of the Tax Act. Each Group Company has complied in all material respects with the transfer pricing provisions of applicable Tax Laws.

(x) No Group Company owns any United States real property interests withing the meaning of Section 897(c) of the Code.

Section 3.17 Brokers. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. No Group Company owns any real property.

(b) Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies that is material or leased pursuant to leases or agreements under which annual rental payments exceed $100,000 (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to SPAC. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any counterparty under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Real Property Lease.

(c) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect holder of Equity Securities or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business (ii) Contracts with respect to a Company Shareholder’s or a holder of Company Warrants’ status as a holder of Company Shares or Company Warrants, as applicable and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset or property used in any Group Company’s business, or (B) owes any material amount to, or is owed any material amount by, any Group Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 3.19) are referred to herein as “Company Related Party Transactions”.

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Section 3.20 Data Privacy and Security.

(a) Each Group Company has implemented written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”).

(b) The Company has not received notice of any pending Proceedings, nor has there been any material Proceedings against any Group Company initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state official, or (ii) any other Governmental Entity) alleging that any Processing of Personal Data by or on behalf of a Group Company (A) is in violation of any applicable Privacy Laws or (B) is in violation of any Privacy and Data Security Policies.

(c) Since the Reference Date, (i) there has been no unauthorized access to or Processing of Personal Data in the possession or control of any Group Company and (ii) there have been no material Security Incidents with respect to any Company IT Systems, or Personal Data, except, in the case of clauses (i) and (ii), as would not have a Company Material Adverse Effect.

(d) Each Group Company owns or has license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted.

Section 3.21 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, in the last five (5) years, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, in the last five (5) years, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela and Syria).

(b) In the last five (5) years, none of the Group Companies have received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to, or in connection with Sanctions and Export Control Laws.

(c) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate that violate Anti-Corruption Laws or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment prohibited under any Anti-Corruption Laws.

(d) The Group Companies have adopted a system of policies, procedures, and internal controls to the extent required by applicable Anti-Corruption Laws and any such policies, procedures and internal controls are reasonably designed to prevent material violations of such Anti-Corruption Laws.

Section 3.22 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing SPAC Securityholders or at the time of the SPAC Securityholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation.

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Section 3.23 Regulatory Compliance.

(a) Since the Reference Date, none of the Group Companies have held any material Regulatory Permits and no such Regulatory Permits are or have been necessary for the Group Companies to conduct their respective businesses. To the Company’s knowledge, no Governmental Entity has stated or otherwise indicated that a material Regulatory Permit is required for the Group Companies to conduct their respective businesses.

(b) Any of the subcontractors of the Group Companies that must hold material Regulatory Permits for the specific needs of the Group Companies legally holds such material Regulatory Permits.

(c) Since the Reference Date, no Group Company has undergone, or is currently undergoing, any Governmental Entity investigation or received any allegations of non-compliance with applicable Anti-Corruption Laws.

Section 3.24 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, SPAC and (ii) it has been furnished with or given access to such documents and information about SPAC and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of SPAC, any SPAC Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of SPAC, SPAC Non-Party Affiliates or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF its RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 3 OR THE ANCILLARY DOCUMENTS, NONE of The Company ANY Company non-party affiliate OR ANY OTHER PERSON MAKES, and the company EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF the TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO SPAC OR any OF its REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OR ON BEHALF OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC , any of its representatives or ANy SPAC Non-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC, ANY OF ITS REPRESENTATIVES OR ANY SPAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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Article 4
REPRESENTATIONS AND WARRANTIES RELATING TO SPAC

(a) Subject to Section 8.8, except as set forth on the SPAC Disclosure Schedules, or (b) except as set forth in any SPAC SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), SPAC hereby represents and warrants to the Company as follows:

Section 4.1 Organization and Qualification. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands.

Section 4.2 Authority. SPAC has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the SPAC Shareholder Approval and SPAC Warrant Holder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which SPAC is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of SPAC. This Agreement has been and each Ancillary Document to which SPAC is or will be a party will be, upon execution thereof, duly and validly executed and delivered by SPAC and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of SPAC (assuming this Agreement has been and the Ancillary Documents to which SPAC is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against SPAC in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No Consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of SPAC with respect to SPAC’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) any approvals required by a Governmental Entity under applicable antitrust or competition Laws; (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit the Company ADSs to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iv) the SPAC Shareholder Approval and SPAC Warrant Holder Approval, (v) the Company Shareholder Approval and Company Warrant Holder Approval or (vi) any other Consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a SPAC Material Adverse Effect.

(b) None of the execution or delivery by SPAC of this Agreement or any Ancillary Document to which it is or will be a party, the performance by SPAC of its obligations hereunder or thereunder or the consummation by SPAC of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a breach of any provision of the SPAC Governing Document, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which SPAC is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which SPAC or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of SPAC, except in the case of any of clauses (ii) through (iv) above, as would not have a SPAC Material Adverse Effect.

Section 4.4 Brokers. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the SPAC Disclosure Schedules (which fees shall be the sole responsibility of SPAC), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SPAC for which SPAC has any obligation.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of SPAC expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing SPAC Securityholders or at the time of the SPAC Shareholders Meeting or the SPAC Warrant Holders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation.

Section 4.6 Capitalization of SPAC.

(a) Section 4.6(a) of the SPAC Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding SPAC Shares and the SPAC Warrants prior to Closing. All outstanding Equity Securities of SPAC (except to the extent such concepts are not applicable under the applicable Law of SPAC’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to Closing have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the SPAC Governing Document and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the SPAC Governing Document) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the SPAC Shares and SPAC Warrants set forth on Section 4.6(a) of the SPAC Disclosure Schedules (assuming that no SPAC Shareholder Redemptions are effected), immediately prior to Closing, there shall be no other Equity Securities of SPAC issued and outstanding.

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(b) Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise either permitted pursuant to Section 5.10 or issued, granted or entered into, as applicable, in accordance with Section 5.10, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require SPAC to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of SPAC.

Section 4.7 SEC Filings. SPAC has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SPAC SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional SPAC SEC Reports”). Each of the SPAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional SPAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the SPAC SEC Reports or the Additional SPAC SEC Reports (for purposes of the Additional SPAC SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the SPAC SEC Reports did not contain any Misrepresentation (for purposes of the Additional SPAC SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Reports.

Section 4.8 Trust Account. As of the date of this Agreement, SPAC has an amount in cash in the Trust Account equal to at least $256,795,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated December 8, 2021 (the “Trust Agreement”), between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect or, to SPAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing SPAC Shareholders who shall have elected to redeem their SPAC Class A Shares pursuant to the SPAC Governing Document or (iii) if SPAC fails to complete a business combination within the allotted time period set forth in the SPAC Governing Document and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SPAC) and then the Pre-Closing SPAC Shareholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the SPAC Governing Document and the Trust Agreement. As of the date of this Agreement, SPAC has performed all material obligations required to be performed by it, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to SPAC’s knowledge, no event has occurred which (with due notice or lapse of time or both) would constitute such a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since December 8, 2021, SPAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing SPAC Shareholders who have elected to redeem their SPAC Class A Shares pursuant to the SPAC Governing Document, each in accordance with the terms of and as set forth in the Trust Agreement), SPAC shall have no further obligation under either the Trust Agreement or the SPAC Governing Document to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

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Section 4.9 Transactions with Affiliates. Section 4.9 of the SPAC Disclosure Schedules sets forth all Contracts between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of SPAC or the Sponsor, on the other hand (each Person identified in this clause (b), a “SPAC Related Party”), other than (i) Contracts with respect to a Pre-Closing SPAC Shareholder’s or a holder of SPAC Warrants’ status as a holder of SPAC Shares or SPAC Warrants, as applicable and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.10 or entered into in accordance with Section 5.10. No SPAC Related Party (A) owns any interest in any material asset or property used in the business of SPAC, or (B) owes any material amount to, or is owed any material amount by, SPAC (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to a transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.10 or entered into in accordance with Section 5.10). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.9) are referred to herein as “SPAC Related Party Transactions”.

Section 4.10 Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to SPAC’s knowledge, threatened against SPAC that, if adversely decided or resolved, would be material to the SPAC, taken as a whole. None of SPAC nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by SPAC pending against any other Person.

Section 4.11 Compliance with Applicable Law. SPAC is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a SPAC Material Adverse Effect.

Section 4.12 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and principal financial officer by others within SPAC.

(b) SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, SPAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Proceeding pending or, to SPAC’s knowledge, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister SPAC Class A Shares or prohibit or terminate the listing of SPAC Class A Shares on Nasdaq. SPAC has not taken any action that is designed to terminate the registration of SPAC Class A Shares under the Exchange Act.

(d) The SPAC SEC Reports contain true and complete copies of the applicable SPAC Financial Statements. The SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto, (iii) in the case of the audited SPAC Financial Statements, were audited in accordance with the standards of the Public Company Accounting Oversight Board and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

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(e) SPAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s and its Subsidiaries’ assets. SPAC maintains and, for all periods covered by the SPAC Financial Statements, has maintained books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.

(f) Since its incorporation, SPAC has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) a “material weakness” in the internal controls over financial reporting of SPAC or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

Section 4.13 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.13 of the SPAC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.13 of the SPAC Disclosure Schedules), (c) that are incurred in connection with or incident or related to SPAC’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.10 or incurred in accordance with Section 5.10 or (f) set forth or disclosed in the SPAC Financial Statements included in the SPAC SEC Reports, SPAC has no material Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 4.14 Tax Matters.

(a) SPAC has prepared and filed all income Tax Returns and other material Tax Returns required to have been filed by it under applicable Law, all such Tax Returns are true, complete and accurate in all material respects and prepared in material compliance in all material respects with all applicable Laws and Orders, and SPAC has paid all Taxes required to have been paid or deposited by it regardless of whether or not shown on a Tax Return.

(b) SPAC has withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) SPAC is not currently the subject of a Tax audit, examination, investigation, inquiry, claim, assessment, deficiency, litigation or other proceedings and has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to Taxes. SPAC has not received any request for information or notice of reassessment nor any other claim in relation to any Tax.

(d) SPAC has not consented to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to SPAC which agreement or ruling would be effective after the Closing Date.

(f) SPAC is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

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(g) SPAC is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements and SPAC is not a party to any joint venture, partnership or other arrangement (that is treated as a partnership for U.S. federal, state, local or non-U.S. Tax purposes.

(h) SPAC has not (i) been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax Return or (ii) had any material Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(i) There are no Liens for Taxes on any assets of the SPAC other than Permitted Liens.

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k) SPAC has not and will not engage in a trade or business within the United States within the meaning of Section 864 of the Code and has not and will not recognize income that is, or is treated as, effectively connected with the conduct of a U.S. trade or business for purposes of Sections 864, 881, 882, 884, 897, or 1446 of the Code, including as a result of the Transactions.

Section 4.15 Investigation; No Other Representations.

(a) SPAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, SPAC has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and SPAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.16 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO the COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 4 OR THE ANCILLARY DOCUMENTS, NONE OF SPAC, any SPAC Non-party affiliate OR ANY OTHER PERSON MAKES, and SPAC EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF the TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SPAC BY OR ON BEHALF OF THE MANAGEMENT OF SPAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, ANY OF ITS REPRESENTATIVES or any company non-party affiliate IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY or THEREBY. Except for the representations and warranties expressly set forth in Article 4 or the ancillary DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF SPAC ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC , any SPAC non-party affiliate or any other person AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES or any company non-party affiliate IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS or THE TRANSACTIONS CONTEMPLATED Hereby or thereby.

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Article 5
COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, except in connection with the Extension, Company Preferred Shares Conversion, Company Convertible Bond Conversion and Company Warrant Termination), as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by SPAC (such Consent not to be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, except in connection with the Extension, the Company Preferred Shares Conversion, Company Convertible Bond Conversion and Company Warrant Termination), as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by SPAC (such Consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(vii), Section 5.1(b)(xi), Section 5.1(b)(xiii), Section 5.1(b)(xiv) or Section 5.1(b)(xv) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii)   (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating or amalgamating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii)   adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents;

(iv) issue any securities or rights of any form granting access, immediately or in the future, to the share capital of the Company;

(v) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company other than the Company Convertible Bonds and the Company Ordinary Shares issuable upon conversion thereof;

(vi) incur, create or assume any Indebtedness, other than ordinary course trade payables;

(vii)   make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees and consultants in the ordinary course of business consistent with past practice;

(viii) except as required under the terms of any Employee Benefit Plan that is set forth on the Section 3.11(a) of the Company Disclosure Schedules or except in the ordinary course of business, (A) establish, amend, modify, adopt, enter into or terminate any material Employee Benefit Plan or any other benefit or compensation plan, policy, program, or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) materially increase or decrease any salary, bonus, benefit, incentive or any other compensation payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company or (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company;

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(ix) enter into any Tax sharing or Tax indemnification agreement (except solely between or among Group Companies) (other than commercial agreements entered into in the ordinary course of business the primary purposes of which does not relate to Taxes), or fail to pay any material Taxes when due;

(x) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $1,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or SPAC or any of its Affiliates after the Closing) other than the Company Convertible Bonds;

(xi) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xii) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with IFRS standards;

(xiii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xiv) make any Change of Control Payment that is not set forth on Section 5.1(b)(xiv) of the Company Disclosure Schedules other than with respect to the Company Convertible Bonds; or

(xv) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give SPAC, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Effective Time, (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of Section 5.1 and (c) any action taken, or omitted to be taken, by any Group Company to the extent that the Company Board reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 5.1; provided, however, (i) in the case of each of clause (b) and (c), the Company shall give SPAC prior written notice of any such act or omission, to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) or (c) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to SPAC promptly after such act or omission and (ii) in no event shall clause (b) or (c) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(vii), Section 5.1(b)(viii), Section 5.1(b)(xi), Section 5.1(b)(xiii), Section 5.1(b)(xiv), and Section 5.1(b)(xv) (to the extent related to any of the foregoing).

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Section 5.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear 100% of the costs incurred in connection with obtaining such Consents, and any and all filing fees or other costs payable to a Governmental Entity in connection with (x) the preparation, filing or mailing of the Registration Statement / Proxy Statement and any printing, mailing or similar fees or costs in connection with the preparation, filing or mailing of the Registration Statement / Proxy Statement and (y) the French Foreign Investment Clearance and any approvals required by a Governmental Entity under applicable antitrust or competition Laws (excluding, in each case, legal fees) (collectively, the “Filing and Consent Fees”); provided, however, that, subject to Section 8.6, each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents; provided, further, that if this Agreement is terminated in accordance with Section 7.1 prior to the Closing, within five (5) Business Days of such termination SPAC shall reimburse the Company for 50% of the Filing and Consent Fees actually paid by the Company hereunder. SPAC shall promptly inform the Company of any material communication between SPAC, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform SPAC of any material communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with SPAC’s and the Company’s prior written consent.

(b) As promptly as reasonably practicable following receipt of the SPAC Warrant Holder Approval SPAC shall execute and deliver, and cause Trustee to execute and deliver, to the Company the SPAC Warrant Amendment.

(c) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of SPAC or the Company) or SPAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of SPAC, the Company, or, in the case of the Company, the SPAC in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of SPAC, the Company, or, in the case of the Company, the SPAC, the opportunity to attend and participate in such meeting or discussion.

(d) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.3 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(e) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims and Dissenters’ Rights) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, SPAC or any of its Representatives (in their capacity as a representative of SPAC) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). Subject and in addition to Section 2.6 with respect to Dissenters’ Rights, SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, (iv) reasonably cooperate with each other and (v) refrain from settling or compromising any Transaction Litigation without the prior written Consent of SPAC or the Company, as applicable (not to be unreasonably withheld, conditioned or delayed).

(f) The SPAC Board shall not rescind, amend or adopt any resolution in conflict with, its resolutions approving the Extension. SPAC shall perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may be required to effect the Extension, if this Agreement shall not have been terminated prior to December 13, 2022.

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(g) The Company shall use reasonable best efforts to obtain the landlords’ written approval with respect to the Merger for the Company to be substituted within the rights of the former tenant in relation to the financial lease entered into on 29 November 2007 between Crédit Mutuel Real Estate Lease and BPCE Lease Immo, as landlords, and the Company, as tenant, for a plot of land located ZAC des Granges in Bernay (27300).

Section 5.4 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information having been and being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.4(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to SPAC and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to SPAC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and SPAC, any SPAC Non-Party Affiliates or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(c) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, SPAC shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of SPAC (in a manner so as to not interfere with the normal business operations of SPAC). Notwithstanding the foregoing, SPAC shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which SPAC is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of SPAC with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to SPAC under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), SPAC shall use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if SPAC or the Sponsor or any of their respective Representatives, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that SPAC shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

Section 5.5 Public Announcements.

(a) Subject to Section 5.5(b), Section 5.8 and Section 5.9, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written Consent of, prior to the Closing, the Company and SPAC or, after the Closing, the Surviving Entity; provided, however, that each Party and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is SPAC or a Representative of SPAC, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (y) if the disclosing Party is the Company or a Representative of the Company, reasonably consult with the SPAC in connection therewith and provide the SPAC with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Surviving Entity and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.5 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby.

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(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release of the Company and SPAC in the form agreed by the Company and SPAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement within one (1) Business Day of the day thereof. Promptly after the execution of this Agreement, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and SPAC shall consider such comments in good faith. The Company and SPAC shall agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable) a press release of the Company and SPAC announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by SPAC and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), the Surviving Entity shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and SPAC prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.6 Tax Matters. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and use commercially reasonable efforts to make available to the Pre-Closing SPAC Shareholders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising if applicable, as a result of SPAC’s status as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297(a) of the Code for any taxable period that includes the Closing Date, including timely providing a “PFIC Annual Information Statement” pursuant to applicable Treasury Regulations to enable such holders to make and maintain a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period.

Section 5.7 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify SPAC promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep SPAC reasonably informed on a current basis of any modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC shall not, and shall cause its Representatives not to, directly or indirectly: (i) knowingly solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a SPAC Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a SPAC Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. SPAC agrees to (A) notify the Company promptly upon receipt of any SPAC Acquisition Proposal by SPAC, and to describe the material terms and conditions of any such SPAC Acquisition Proposal in reasonable detail (including the identity of any person or entity making such SPAC Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

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For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 5.7 shall not prohibit the Company, SPAC or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 5.7 (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal or SPAC Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 5.7.

Section 5.8 Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, SPAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of SPAC or the Company, as applicable), and the Company shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a (x) prospectus of the Company with respect to the registration of the issuance of the Company ADS Consideration and the underlying Company Ordinary Shares under the Securities Act and (y) a proxy statement of the SPAC which will be filed separately with the SEC by the SPAC and used for the SPAC Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals and the SPAC Warrant Holders Meeting to adopt and approve the SPAC Warrant Proposal and other matters reasonably related to the SPAC Warrant Proposal, all in accordance with and as required by SPAC’s Governing Documents, applicable Law, the SPAC Warrant Agreements and any applicable rules and regulations of the SEC and Nasdaq). Each of SPAC and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. SPAC, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.8 or for inclusion in any other statement, filing, notice or application made by or on behalf of the Company to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of SPAC, the Company, or, in the case of the Company, SPAC, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of SPAC, the Company, or, in the case of the Company, SPAC (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) the Company shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing SPAC Shareholders and/or the holders of SPAC Warrants, as applicable. Company shall as promptly as reasonably practicable advise the SPAC of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Company ADSs or the underlying Company Ordinary Shares for offering or sale in any jurisdiction, and SPAC and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any Misrepresentation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of SPAC) or SPAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to the SEC or the Nasdaq relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with the SEC or the Nasdaq in connection with the transactions contemplated by this Agreement unless it consults with, in the case of SPAC , the Company, or, in the case of the Company, SPAC in advance and, to the extent not prohibited by the SEC or Nasdaq, gives, in the case of SPAC, the Company, or, in the case of the Company, SPAC, the opportunity to attend and participate in such meeting or discussion.

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Section 5.9 SPAC Shareholder Approval and SPAC Warrant Holder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, SPAC shall (x) duly give notice of and (y) use reasonable best efforts to duly convene and hold an extraordinary general meeting of the holders of SPAC Shares (the “SPAC Shareholders Meeting”) in accordance with the SPAC Governing Document, for the purposes of obtaining the SPAC Shareholder Approval and, if applicable, any approvals related thereto and providing the holders of SPAC Class A Shares with the opportunity to elect to effect a SPAC Shareholder Redemption. SPAC shall (i) through the SPAC Board, recommend to the SPAC Shareholders (the “SPAC Board Recommendation to Shareholders”), (A) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Transactions); (B) the authorization and approval of the Agreement of Merger; (C) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (D) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (E) the adoption and approval of a proposal for the adjournment of the SPAC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (E) collectively, the “SPAC Transaction Proposals”), and (ii) except as required by applicable Law, include the SPAC Board Recommendation to Shareholders in the Registration Statement / Proxy Statement. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, SPAC shall (x) duly give notice of and (y) use reasonable best efforts to duly convene and hold a meeting of the holders of SPAC Warrants (the “SPAC Warrant Holders Meeting”) in accordance, to the extent applicable, with the SPAC Governing Document and the SPAC Warrant Agreements (which may, for the avoidance of doubt, be the same meeting as the SPAC Shareholder Meeting), for the purposes of obtaining the SPAC Warrant Holder Approval. SPAC shall (i) through the SPAC Board, recommend to the holders of SPAC Warrants (the “SPAC Board Recommendation to Warrant Holders” and collectively, with the SPAC Board Recommendation to Shareholders, the “SPAC Board Recommendation”), (A) the approval of the SPAC Warrant Amendment (the “SPAC Warrant Proposal”); and (B) the adoption and approval of a proposal for the adjournment of the SPAC Warrant Holders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the foregoing, and (ii) include the SPAC Board Recommendation to Warrant Holders in the Registration Statement / Proxy Statement. Notwithstanding the foregoing or anything to the contrary herein, SPAC may adjourn the SPAC Shareholders Meeting and/or the SPAC Warrant Holders Meeting, as applicable, (A) to solicit additional proxies for the purpose of obtaining the SPAC Shareholder Approval or the SPAC Warrant Holder Approval, as applicable, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that SPAC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing SPAC Securityholders prior to the SPAC Shareholders Meeting and/or SPAC Warrant Holders Meeting or (D) if the holders of SPAC Class A Shares have elected to redeem a number of Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(f) not being satisfied; provided that, without the Consent of the Company, in no event shall SPAC adjourn the SPAC Shareholders Meeting and/or the SPAC Warrant Holders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. Except as otherwise required by applicable Law, SPAC covenants that none of the SPAC Board or SPAC nor any committee of the SPAC Board shall withdraw or modify, or propose publicly or by formal action of the SPAC Board, any committee of the SPAC Board or SPAC to withdraw or modify, in a manner adverse to the Company, the SPAC Board Recommendation or any other recommendation by the SPAC Board or SPAC of the proposals set forth in the Registration Statement / Proxy Statement.

Section 5.10 Conduct of Business of SPAC. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, SPAC shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including in connection with the Extension, the Extension or the SPAC Warrant Amendment), as required by applicable Law, as set forth on Section 5.10 of the SPAC Disclosure Schedules or as consented to in writing by the Company, do any of the following:

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(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement, SPAC Warrant Agreements or the SPAC Governing Document or any of its Subsidiaries;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of SPAC or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of SPAC or any of its Subsidiaries;

(c) split, combine, reclassify, subdivide or consolidate any of its Equity Securities or issue any other security in respect of, in lieu of or in substitution for its Equity Securities;

(d) incur, create or assume any Indebtedness or guarantee any Liability of any other Person, other than the Extension Amount or otherwise as related to the Extensions;

(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, SPAC or any of its Subsidiaries;

(f) issue any Equity Securities of SPAC or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of SPAC or any of its Subsidiaries;

(g) (i) amend, modify or renew any SPAC Related Party Transaction, other than (A) the entry into any Contract with a SPAC Related Party with respect to the incurrence of Indebtedness permitted by Section 5.10(d) or (b) for the avoidance of doubt, any expiration or automatic extension or renewal of any Contract pursuant to its terms, or (ii) enter into any Contract that if entered into prior to the execution and delivery of this Agreement would constitute a SPAC Related Party Transaction;

(h) engage in any activities or business, or incur any material SPAC Liabilities, other than any activities, businesses or SPAC Liabilities that are either permitted under this Section 5.10 (including, for the avoidance of doubt, any activities, businesses or SPAC Liabilities contemplated by, incurred in connection with or that are otherwise incidental or attendant to this Agreement or any Ancillary Document, the performance of any covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby) or in accordance with this Section 5.10;

(i) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(j) make, change or revoke any election concerning Taxes, enter into any material Tax closing agreement, settle any material claim or assessment, Consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business, or fail to pay any material Taxes when due;

(k) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(l) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.

Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of SPAC prior to the Closing.

Section 5.11 Stock Exchange Listing. SPAC and the Company shall use their reasonable best efforts to cause: (a) the Company to satisfy all applicable listing requirements of Nasdaq and (b) the Company ADS issuable in accordance with this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing.

Section 5.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, SPAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of SPAC pursuant to the SPAC Shareholder Redemption, (B) pay the amounts due to the underwriters of SPAC’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

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Section 5.13 Company Shareholder Approval; Registration Rights Agreements.

(a) As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act and after the expiry of the legally required relevant waiting periods, the Company shall (x) duly give notice of and (y) use reasonable best efforts to duly convene and hold a meeting of the Company Shareholders in accordance with the Governing Documents of the Company and the French Commercial Code, for the purposes of obtaining the Company Shareholder Approval (such meeting, or to the extent permitted under applicable Law a written consent in lieu of such meeting, the “Company Shareholders Meeting”); provided, however, that the Company Shareholders Meeting shall not be held until all of the conditions to Closing set forth in Article 6 are satisfied or, if permitted under applicable Law, waived, other than those conditions that by their nature are, or that are contemplated or permitted, to be satisfied at the Closing. The Company shall through the board of directors of the Company, recommend to the Company Shareholders, (A) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Transactions); (C) the approval of the Company Preferred Shares Conversion and Company Convertible Bond Conversion; (D) the approval of the Agreement of Merger; (E) the appointment of the initial directors of the Surviving Entity upon the Effective Time in accordance with Section 2.2(e) (E) the adoption and approval of the Company Incentive Equity Plan; (F) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; and (G) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents (such proposals in (A) through (G) collectively, the “Company Transaction Proposals”). As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act and after the expiry of the relevant waiting periods, the Company shall (x) duly give notice of and (y) use reasonable best efforts to duly convene and hold a meeting of the holders of Company Warrants (the “Company Warrant Holders Meeting”) in accordance with the Company Governing Documents and the terms of the Company Warrants (which may, for the avoidance of doubt, be the same meeting as the Company Shareholders Meeting and each may instead be conducted via written consent to the extent permitted by applicable Law), for the purposes of obtaining the Company Warrant Holder Approval. Company shall through the board of directors of the Company, recommend to the holders of Company Warrants, the approval of the Company Warrant Termination (the “Company Warrant Termination Proposal”). As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act and after the expiry of the legally required relevant waiting periods, the Company shall (x) duly give notice of and (y) use reasonable best efforts to duly convene and hold a meeting of the holders of Company Class A Preferred Shares (the “Company Class A Holders Meeting”) in accordance with the Company Governing Documents and the French Commercial Code (which may, for the avoidance of doubt be conducted via written consent to the extent permitted by applicable Law), for the purposes of obtaining the Company Class A Holders Approval. Company shall through the board of directors of the Company, recommend to the holders of Company Class A Preferred Stock, the approval of the Company Preferred Shares Conversion with respect to all of the outstanding shares of Company Class A Preferred Stock (the “Company Class A Preferred Conversion Proposal”). As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act and after the expiry of the legally required relevant waiting periods, the Company shall (x) duly give notice of and (y) use reasonable best efforts to duly convene and hold a meeting of the holders of Company Class B Preferred Shares (the “Company Class B Holders Meeting”) in accordance with the Company Governing Documents and the French Commercial Code (which may, for the avoidance of doubt be conducted via written consent to the extent permitted by applicable Law), for the purposes of obtaining the Company Class B Holders Approval. Company shall through the board of directors of the Company, recommend to the holders of Company Class B Preferred Stock, the approval of the Company Preferred Shares Conversion with respect to all of the outstanding shares of Company Class B Preferred Stock (the “Company Class B Preferred Conversion Proposal”). The Company covenants that none of the board of Directors of the Company nor any committee of the board of directors of the Company shall withdraw or modify, or propose publicly or by formal action of the board of directors of the Company, any committee of the board of directors of the Company or the Company to withdraw or modify, in a manner adverse to SPAC, the recommendations of the board of directors of the Company contemplated by this Section 5.13 or any other recommendation by the board of directors of the Company or the Company of the proposals contemplated by this Agreement.

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(b) Prior to the Closing, the Company shall approach each Company Shareholder of the outstanding Company Shares (on an as converted to Common Shares basis) immediately prior to the Effective Time, and request that such Company Shareholder execute the Registration Rights Agreements prior to and in connection with the Closing in accordance with such Company Shareholder’s obligation under its Transaction Support Agreement, as applicable. Subject to applicable Law, the Company will provide such background and information reasonably requested by such Company Shareholders in connection with the Registration Rights Agreement, and recommend to such Company Shareholders to execute the Registration Rights Agreement.

Section 5.14 SPAC Indemnification; Directors’ and Officers’ Insurance.

(a) Following the Effective Time, the Surviving Entity Articles, as the same may be amended from time to time, shall, subject to the provisions of French Law, contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the SPAC Governing Document prior to the Effective Time, which provisions shall not thereafter be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of SPAC, unless such modification shall be required by applicable Law. If it is not permissible under applicable Law to include any such indemnification, exculpation, advancement or expense reimbursement rights in Governing Documents of the Company at or following the Closing, the Company shall use its reasonable best efforts to continue to grant and honor such rights and benefits in favor of the beneficiaries of such rights and benefits under the SPAC Governing Document in another manner (if any) that is permissible under applicable Law, which may include through contractual rights and benefits granted to such beneficiaries as opposed to including such rights and benefits in the Governing Documents of the Company.

(b) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of SPAC, as provided for under applicable Law, in SPAC’s Governing Documents or under indemnification agreements in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) the Surviving Entity will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, the Surviving Entity shall advance, or caused to be advanced, expenses in connection with such indemnification as provided SPAC’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and Liability limitation or exculpation provisions of the SPAC’s Governing Documents or indemnification agreements shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of SPAC (the “SPAC D&O Persons”) entitled to be so indemnified, have their Liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such SPAC D&O Person was a director or officer of SPAC on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law. If under applicable Law any of the rights or benefits of the SPAC D&O Persons set forth in this Section 5.14(b) cannot legally be provided to such SPAC D&O Person, the Company shall, in consultation with such SPAC D&O Person, such SPAC D&O Person shall continue to be entitled to any remaining rights and benefits contemplated by this Section 5.14(b) permitted under applicable Law.

(c) The Surviving Entity shall not have any obligation under this Section 5.14 to any SPAC D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such SPAC D&O Person in the manner contemplated hereby is prohibited by applicable Law.

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(d) SPAC shall purchase, at or prior to the Closing, and the Surviving Entity shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without any lapses in coverage, a “tail” policy providing directors’ and officers’ Liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of SPAC in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby than) the coverage provided under SPAC’s directors’ and officers’ liability insurance policies in effect as of the date of this Agreement; provided that SPAC shall not be obligated to pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by SPAC prior to the date of this Agreement and, in such event, SPAC shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by SPAC prior to the date of this Agreement.

(e) If Surviving Entity or any of its successors or assigns (i) shall merge, amalgamate or consolidate with or merge, amalgamate or be liquidated into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation, amalgamation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Surviving Entity shall assume all of the obligations set forth in this this Section 5.14.

(f)   The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Surviving Entity.

Section 5.15 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided for under applicable Law, in the Group Companies’ Governing Documents or under indemnification agreements in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) the Surviving Entity will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, the Surviving Entity shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of the Surviving Entity or the Group Companies shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and the Surviving Entity shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, the Surviving Entity or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three-hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, the Surviving Entity or one of their respective Affiliates shall purchase the maximum coverage available for three-hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

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(d) If Surviving Entity or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Surviving Entity shall assume all of the obligations set forth in this Section 5.15.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Surviving Entity.

Section 5.16 Post-Closing Directors.

(a) Each of SPAC and the Company shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time: (i) the Company Board shall consist of seven (7) directors and (ii) the members of the Company Board are the individuals determined in accordance with Section 5.16(b), Section 5.16(c) and Section 5.16(d).

(b) Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Sponsor shall designate one (1) individual (the “SPAC Designee”) to be a director on the Surviving Entity Board immediately after the Effective Time by written notice to the Company and Surviving Entity. At any time prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Sponsor may, by giving the Company and SPAC written notice, replace the SPAC Designee with any other individual.

(c) Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company shall designate by written notice to the Sponsor and SPAC five (5) individuals (each a “Company Designee”) to each be a director on the Surviving Entity Board immediately after the Effective Time. At any time prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may, by giving SPAC and the Sponsor written notice, replace any Company Designee with any other individual. Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by the Sponsor and SPAC, at least four (4) Company Designees shall qualify as an “independent director” under the listing rules of Nasdaq.

(d) The parties hereto acknowledge and agree that the Chief Executive Officer of the Company immediately following the Effective Time shall be the seventh member of the Surviving Entity Board.

Section 5.17 Financials.

(a) The Company shall deliver to SPAC, as promptly as reasonably practicable following the date of this Agreement, the Closing Company Financial Statements. The Closing Company Financial Statements (A) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (subject to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), and (B) will fairly present in all material respects the financial position, results of operations, cash flows and changes of equity of the Group Companies as at the date thereof and for the period indicated therein.

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Group Companies, SPAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by SPAC with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the Consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

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Section 5.18 Company Incentive Equity Plan. Prior to the effectiveness of the Registration Statement/Proxy Statement, the Company Board shall approve and adopt an equity incentive plan, in substantially the form attached hereto as Exhibit G and with any changes or modifications thereto as the Company and SPAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable) (the “Company Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective the Closing Date, reserving a number of Company Ordinary Shares for grant thereunder equal to up to ten percent (10%) of the number of shares of Company Ordinary Shares outstanding immediately prior to the Closing. Nothing in this Section 5.18, express or implied, shall (i) create any rights or remedies of any nature whatsoever, including third party beneficiary rights, in any Person (other than the Parties) by reason of this Section 5.18, (ii) create any right in any Person to continued employment or service with Company or any of its Affiliates, or any particular term or condition of employment or service, (iii) limit the ability of Company or any of its Affiliates from: (y) terminating the employment or service of any Person at any time for any or no reason, (z) adopting, establishing, amending, modifying or terminating any benefit or compensation plan, policy, program, agreement or arrangement, other than the Company Incentive Equity Plan, or (iv) be construed to establish, amend, modify or terminate any benefit or compensation plan, policy, program, agreement or arrangement.

Section 5.19 Company Related Party Transactions. The Company shall take, or cause to be taken, all actions necessary or advisable to terminate at or prior to the Closing all Company Related Party Transactions (other than those set forth on Section 5.20 of the Company Disclosure Schedules) without any further obligations or Liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, SPAC and its Affiliates).

Section 5.20 Ancillary Agreements.

(a) Concurrent with the execution of this Agreement, (i) the Company shall deliver to SPAC duly executed copies of the Transaction Support Agreement executed by each Company Securityholder and (ii) SPAC shall deliver to the Company a duly executed copy of the Sponsor Letter Agreement.

(b) Prior to or concurrent with Closing, the Company shall deliver to SPAC the Lockup Agreement duly executed by the Company and each of the Company Securityholders and SPAC shall deliver to the Company the Lockup Agreement duly executed by Sponsor.

(c) Prior to or concurrent with Closing, the Company shall deliver to Sponsor the Registration Rights Agreement duly executed by the Company in favor of Sponsor, the Company Shareholders.

Section 5.21 Extension. Subject to the Company’s compliance with the immediately following sentence, SPAC shall extend the time to complete a business combination by an additional three (3) months and, thereafter, a subsequent three (3) months in accordance with the terms and procedures set forth in Article 49.9 of the SPAC Governing Document to the extent necessary to consummate the Closing at any time prior to the Termination Date, as it may be amended from time to time (each, an “Extension”). Within two (2) Business Days of receipt of a written request from SPAC (which SPAC may request for each such Extension), the Company shall transfer to Sponsor or SPAC funds (not to exceed $5,060,000 in the aggregate for all Extensions) (the “Extension Amount”) necessary to effect such Extension in accordance with Article 49.9 of the SPAC Governing Document. Notwithstanding anything herein to the contrary, in no event shall SPAC, Sponsor or any of their respective Affiliates or Representatives be required at any time to repay the Extension Amount to the Company or any of its Affiliates; provided, however, that if at the time of the valid termination of this Agreement in accordance with Section 7.1, (a) all of the conditions to Closing set forth in Article 6 are satisfied or waived by the applicable party hereto (other than those conditions that by their nature are to be satisfied at the Closing, but such conditions would reasonably be expected to be satisfied if the Closing were to occur on the date of such termination) and (b) the primary reason that the Closing has not occurred is that SPAC has intentionally breached its obligations hereunder to consummate the Closing in accordance herewith, SPAC shall be required to repay that portion of the Extension Amount that has actually been paid by the Company to SPAC or the Sponsor.

Article 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company and SPAC of the following conditions:

(a) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

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(b) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(c) the SPAC Shareholder Approval and the SPAC Warrant Holder Approval shall have been obtained;

(d) the Company Shareholder Approval and the Company Warrant Holder Approval shall have been obtained;

(e) any applicable waiting period required prior to the Merger under the French Commercial Code shall have expired or terminated;

(f)   the French Foreign Investment Clearance shall have been obtained;

(g) any approvals required by a Governmental Entity under applicable antitrust or competition Laws shall have been obtained; and

(h) after giving effect to the transactions contemplated hereby, SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Section 6.2 Other Conditions to the Obligations of SPAC. The obligations of SPAC to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by SPAC (on behalf of itself) of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a) and Section 3.8(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.8(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), provided, however, that this clause (iii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing, and (iv) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

(d) the Company Preferred Shares Conversion, the Company Warrants Termination and, if any Company Convertible Bonds are outstanding prior to or at the Closing, the Company Convertible Bond Conversion shall have been consummated by the Company; and

(e) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SPAC the Registration Rights Agreement duly executed by an authorized officer of the Company, dated as of the Closing Date;

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(f) the Company shall have taken all actions necessary or appropriate such that effective immediately after the Effective Time, the Company Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 5.16; and

(g) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SPAC a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(c) and Section 6.2(d) are satisfied, in a form and substance reasonably satisfactory to SPAC.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the SPAC Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of SPAC (other than the SPAC Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a SPAC Material Adverse Effect;

(b)

(c) SPAC shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(d) since the date of this Agreement, no SPAC Material Adverse Effect has occurred that is continuing;

(e) at or prior to the Closing, SPAC shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of SPAC, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company;

(f)   at or prior to the Closing, SPAC shall have delivered, or caused to be delivered, to the Company the SPAC Warrant Amendment, duly executed by SPAC and Trustee; and

(g) as of immediately prior to the Closing (but giving effect to any financing contemplated by clause (b) or clause (c) of the definition of Closing SPAC Cash if such financing will be consummated concurrent with the Closing), the Closing SPAC Cash shall equal or exceed the Minimum SPAC Cash.

Section 6.4 Frustration of Closing Conditions.

(a) The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.3, or a breach of this Agreement. SPAC may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by SPAC’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.3, or a breach of this Agreement.

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Article 7
TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written Consent of SPAC and the Company;

(b) by SPAC, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a), Section 6.2(b) or Section 6.2(c)) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by SPAC, and (ii) the Termination Date; provided, however, that SPAC is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if SPAC has failed to perform any covenant or agreement on the part of SPAC set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to SPAC by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c) from being satisfied;

(d) by either SPAC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to May 13, 2023 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to SPAC if SPAC’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either SPAC or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f) by either SPAC or the Company if the SPAC Shareholders Meeting has been held (including any adjournment thereof) and has concluded, and SPAC’s shareholders have duly voted and the SPAC Shareholder Approval was not obtained.

App I - 69

(g) by either SPAC or the Company if the SPAC Warrant Holders Meeting has been held (including any adjournment thereof), has concluded, the holders of SPAC Warrants have duly voted and the SPAC Warrant Holder Approval was not obtained.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, (a) this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of Section 5.4(a), Section 5.21, this Section 7.2, Section 8.2 through Section 8.18 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Ancillary Document to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

Article 8
MISCELLANEOUS

Section 8.1 Non-Survival. Other than those representations, warranties and covenants set forth in Section 3.24, Section 3.25, Section 4.15 and Section 4.16, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 8.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any SPAC Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written Consent of (a) SPAC and the Company prior to Closing and (b) SPAC and the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) SPAC and the Company prior to the Closing and (b) the Company and the Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to SPAC, to:

c/o Genesis Growth Tech Acquisition Corp.

Bahnhofstrasse 3

Hergiswil Nidwalden, Switzerland 6052

Attention: Eyal Perez

E-mail: ep@genfunds.com

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, CA 94111
Attention: Noah Kornblith, Esq.

E-mail: nkornblith@omm.com

App I - 70

(b) If to the Company, to:

c/o Biolog-ID S.A.

46/48 Avenue du Général Leclerc
92100 Boulogne-Billancourt

Attention: Troy Hilsenroth; Arnaud Saint-Michel;

Jean-Claude Mongrenier

E-mail: troyh@biologllc.com; arnaud.saintmichel@biolog-id.com;

jean-claude.mongrenier@biolog-id.com

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Stephen Osborn, Esq.

E-mail: SMOsborn@mintz.com

and

Charles Russell Speechlys

41 Avenue de Friedland
75008 Paris
France

Attention: Renaud Ferry

Email: renaud.ferry@crsblaw.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware; provided, however, that (i) the laws of the Cayman Islands applicable shall also apply to the Merger, (ii) the laws of the State of New York shall also apply to the SPAC Warrant Amendment and (iii) the laws of France applicable therein shall also apply to the Merger, the Company Preferred Shares Conversion, the Company Warrant Termination, the Company Convertible Bond Conversion (if any), and the corporate matters related to the Company Shareholder Approval.

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement or in the Sponsor Letter Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and SPAC shall pay, or cause to be paid, all Unpaid SPAC Expenses and (b) if the Closing occurs, then the Company shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid SPAC Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) references to “€” shall be references to the official currency of the European Union, the Euro; (g) the word “or” is disjunctive but not necessarily exclusive; (h) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (i) the word “day” means calendar day unless Business Day is expressly specified; (j) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (k) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (l) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to SPAC, any documents or other materials posted to the electronic data room located at dfsvenue.com under the project name “KITION” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the date of this Agreement and any other document or materials posted prior to the date hereof or delivered to SPAC or its Representatives which posting or delivery was acknowledged by email by SPAC or its Representatives; (m) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (n) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. To the extent any amounts in this Agreement or any Ancillary Document expressed in United States dollars must be expressed in Euros or vice versa the Parties shall act in good faith to mutually agree on the applicable exchange rate based on then-available information.

App I - 71

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the SPAC Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the SPAC Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the SPAC Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, Section 5.15, the two subsequent sentences of this Section 8.9 and Section 8.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 5.5, Section 51.6, Section 8.2, Section 8.3, Section 8.14 and this Section 8.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13 and this Section 8.9 (to the extent related to the foregoing).

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12 Knowledge of Company; Knowledge of SPAC. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to SPAC’s knowledge” and “to the knowledge of SPAC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the SPAC Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the SPAC Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Non-Party Affiliate, and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the SPAC Non-Party Affiliates, in the case of SPAC, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, SPAC or any Non-Party Affiliate concerning any Group Company, SPAC, this Agreement or the transactions contemplated hereby.

App I - 72

Section 8.14 Extension; Waiver. The Company prior to the Closing and the Company and the Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of SPAC set forth herein, (b) waive any inaccuracies in the representations and warranties of the Parties set forth herein or (c) waive compliance by SPAC with any of the agreements or conditions set forth herein. SPAC, may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties or the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.15.

Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

App I - 73

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of SPAC, filed with the SEC (File No. 333-261248 and 333-261559) on December 13, 2021 (the “Prospectus”). The Company acknowledges and agrees and understands that SPAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by SPAC’s underwriters, the “Public Shareholders”), and SPAC may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, neither the Company nor any of its respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal Liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on their own behalf and on behalf of their respective Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of their respective Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with SPAC or its Affiliates).

*     *     *     *     *

App I - 74

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

GENESIS GROWTH TECH ACQUISITION CORP.

By:
Name:	Eyal Perez
Title:	Chief Executive Officer

BIOLOG-ID S.A.

By:
Name:	Troy Hilsenroth
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Exhibit A

Form of Registration Rights Agreement

[See Attached]

[Exhibit A]

Exhibit B

Form of Lockup Agreement

[See Attached]

[Exhibit B]

Exhibit C

Form of Transaction Support Agreement

[See Attached]

[Exhibit C]

Exhibit D

Form of Agreement of Merger

[See Attached]

[Exhibit D]

Exhibit E

Form of SPAC Warrant Amendment

[See Attached]

[Exhibit E]

Exhibit F

Form of Surviving Company Articles

[See Attached]

[Exhibit F]

Exhibit G

Form of Incentive Equity Plan

[See Attached]

[Exhibit G]

Exhibit H

Form of Sponsor Letter Agreement

[See Attached]

[Exhibit H]

Appendix 2

Form of Exercise Notice

[On the letterhead paper of Biolog-ID S.A.]

[Date]

To:	Genesis Growth Tech Acquisition Corp.
a Cayman Islands exempted company
Bahnhofstrasse 3
Hergiswil Nidwalden, Switzerland 6052
Attention: [●]

STRICTLY PRIVATE AND CONFIDENTIAL

Biolog-ID – Exercise Notice

Dear Sir,

Reference is made to the Option letter dated [●], 2022 with respect to the Merger (Option Letter).

Capitalised terms and expressions used and not otherwise defined herein shall have the meaning ascribed to them in the Option Letter.

This is the Exercise Notice referred to in paragraph 1.1 of the Option Letter.

We hereby irrevocably and unconditionally exercise the Option.

As agreed, the execution of the BCA will take place on [●] at [●].

Yours faithfully,

Biolog-ID S.A.

By:

Name:

Title:

App II - 1

Appendix 3

Settlement Agreement

App III - 1